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                                                                   EXHIBIT 10.34

                            STOCK PURCHASE AGREEMENT

                                      among

                          GUNDERSON RAIL SERVICES LLC,

                            the Sellers party hereto,

                                       and

                          MERIDIAN RAIL HOLDINGS CORP.

                                October 15, 2006

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                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of October 15, 2006, by and among Gunderson Rail Services LLC, an Oregon limited liability company ("Buyer"), Meridian Rail Holdings Corp., a Delaware corporation (the "Company"), the Persons listed on the signature pages hereto under the heading "Sellers" (collectively referred to herein as the "Sellers" and individually as a "Seller") and Olympus Growth Fund IV, L.P. as the "Seller Representative". Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII.

          WHEREAS, the Sellers collectively own (i) all of the issued and outstanding capital stock of the Company as of the date hereof, which consists of 33,392.43 shares of the Company's Common Stock, par value $0.01 per share ("Common") and 48,880 shares of the Company's Series A Preferred Stock, par value $0.01 per share ("Preferred" and together with the Common, the "Shares") and (ii) warrants currently exercisable to purchase 542.97 shares of Common and
794.80 shares of Preferred (the "Warrants"), which are collectively the only outstanding equity securities of Company.

          WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, all of the Shares which are issued and outstanding and owned by the Sellers as of the Closing Date.

          WHEREAS, simultaneously with the Closing (as defined below), Buyer will contribute a sufficient amount of cash to cancel the Warrants in exchange for the cash payment provided for and on the terms and conditions herein.

          NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                PURCHASE AND SALE

     1.01 Delivery of Estimates; Calculation of Estimated Common Purchase Price.

          (a) At least two business days before the Closing Date, the Company shall deliver to Buyer a certificate (the "Closing Payment Certificate"), which Closing Payment Certificate shall be subject to the review and approval of the Seller Representative, setting forth (i) its good faith estimate of the Cash On Hand (such estimate is referred to as the "Estimated Cash on Hand"), (ii) its good faith estimate of the Net Working Capital Amount (such estimate is referred to as the "Estimated Net Working Capital Amount"), (iii) its good faith estimate of the Pre-Closing Tax Amount (such estimate is referred to as the "Estimated Pre-Closing Tax Amount"), (iv) the Aggregate Preferred Purchase Price and the portion of the Aggregate Preferred Purchase Price to be delivered to each holder of Preferred, (v) its good faith estimate of the Estimated Common Purchase Price (as defined below), (vi) the Indebtedness Payoff Amount, (vii) the individual Common Warrant Cancellation Payments (as defined below) to be delivered to each holder of Warrants to purchase Common and the individual Preferred Warrant Cancellation Payments (as defined below) to be delivered to each holder of Warrants to purchase Preferred, as more fully set forth on Section 1.05 of the Disclosure Schedules (such estimates are collectively referred to as the "Estimated Warrant Cancellation Payments") and (viii) the aggregate amount of Sellers' Expenses


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(such estimate is referred to as the "Estimated Sellers' Expenses"). Section
1.01(a) of the Disclosure Schedules sets forth a calculation of the amounts described in this Section 1.01(a) and the payments to be made pursuant to
Section 1.03(b) based on information available as of the date of this Agreement and certain assumptions as to items that cannot be determined until the Closing Date.

          (b) For purposes hereof, the "Estimated Common Purchase Price" means an amount equal to (A) $227,500,000, plus (B) the Estimated Cash on Hand, minus
(C) the Indebtedness Payoff Amount, plus (D) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Target Net Working Capital Amount (such amount, if any, the "Closing Date Working Capital Increase Amount"), minus (E) the amount, if any, by which the Target Net Working Capital Amount exceeds the Estimated Net Working Capital Amount, minus (F) the Estimated Pre-Closing Tax Amount, minus (G) the Aggregate Preferred Purchase Price, minus
(H) without duplication, the aggregate amount, if any, of Estimated Sellers' Expenses (as detailed in the Closing Payment Certificate), minus (I) the aggregate amount of the Estimated Warrant Cancellation Payments. The Estimated Common Purchase Price shall be adjusted after Closing as set forth in Section
1.04 below.

     1.02 Purchase and Sale of Shares.

          (a) Purchase and Sale of Preferred. As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from each Seller, all of the shares of Preferred held by such Seller as such ownership is set forth on Section 1.02 of the Disclosure Schedules. The purchase price to be paid by Buyer to each Seller for the shares of Preferred held by such Seller shall consist of a payment at the Closing, by wire transfer of immediately available funds to the account designated by such Seller at least two business days before the Closing, of an amount of cash equal to the sum of the Preferred Per Share Prices for all shares of Preferred held by such Seller as of immediately prior to the Closing.

          (b) Purchase and Sale of Common. As of the Closing, upon the terms and subject to the conditions set forth in this Agreement, each Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from each such Seller, all of the shares of Common held by such Seller as such ownership is set forth on Section 1.02 of the Disclosure Schedules. The purchase price to be paid by Buyer at the Closing to each Seller for the shares of Common held by such Seller shall consist of a payment at the Closing, by wire transfer of immediately available funds to the account designated by such Seller at least two business days before the Closing, of an amount of cash equal to the product of (x) the Estimated Common Purchase Price, multiplied by (y) the number of shares of Common held by such Seller as of immediately prior to the Closing divided by (z) the number of shares of Common issued and outstanding immediately prior to the Closing. Such payment shall be subject to the Purchase Price True-Up Holdback as described below.

     1.03 The Closing; Payment for Shares, Indebtedness and Sellers' Expenses.

          (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis LLP located at 200 East Randolph Drive, Chicago, Illinois at 12:00 noon on November 7, 2006 (via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) or if any of the conditions to the Closing set forth in Article II (other than those to be satisfied at the Closing) have not been satisfied or waived by the party entitled to the benefit thereof then on the second business day following satisfaction or waiver of all of the closing conditions set forth in Article II (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to Buyer and the Seller Representative. The date on which the Closing shall occur is


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referred to herein as the "Closing Date." Except as otherwise provided in this
Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

          (b) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall consummate the following transactions as of the Closing:

               (i) Buyer shall disburse (or cause such disbursement to be made) the amount (without duplication) of the Aggregate Preferred Purchase Price, the Estimated Warrant Cancellation Payments, the Estimated Sellers' Expenses and the Estimated Common Purchase Price as set forth on the Closing Payment Certificate and in accordance with the flow of funds memorandum attached to the Closing Payment Certificate and as follows:

               (A) Buyer shall deliver to each of the Sellers who are selling Preferred, the Preferred Per Share Price in exchange for each share of Preferred held by such Seller immediately prior to the Closing;

               (B) Buyer shall deliver (on behalf of the Company in accordance with Section 1.05) to each of the Sellers who are canceling Warrants to purchase Preferred, its share of the Preferred Warrant Cancellation Payments in exchange for canceling the Warrants to purchase Preferred held by such Seller immediately prior to Closing;

               (C) Buyer shall disburse an amount equal to (i) $1,000,000 plus
          (ii) the Closing Date Working Capital Increase Amount (if any) (collectively, the "Purchase Price True-Up Holdback") and the Escrow Amount to U.S. Bank National Association, as the escrow agent (the "Escrow Agent") by wire transfer of immediately available funds, pursuant to instructions delivered to Buyer by the Escrow Agent to be held pursuant to the Holdback Agreement;

               (D) Buyer shall disburse an amount equal to the Seller Representative Reserve to the Seller Representative by wire transfer of immediately available funds, pursuant to instructions delivered to Buyer by the Seller Representative to be held in accordance with
          Section 10.05;

               (E) after payment of the amounts set forth above, Buyer shall deliver to each of the Sellers who are selling Common the consideration specified in Section 1.02(b) in exchange for all shares of Common held by such Seller immediately prior to Closing, minus such Seller's Holdback Share of the sum of the Purchase Price True-Up Holdback, and such Seller's Percentage Share of the Escrow Amount and the Seller Representative Reserve;

               (F) after payment of the amounts set forth above, Buyer shall deliver (on behalf of the Company in accordance with Section 1.05) to each of the Sellers who are canceling Warrants to purchase Common, its share of the Common Warrant Cancellation Payments in exchange for canceling the Warrants to purchase Common held by such Seller immediately prior to Closing, minus such Seller's Holdback Share of the sum of the Purchase Price True-Up Holdback, and such Seller's Percentage Share of the Escrow Amount and the Seller Representative Reserve;


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               (G) Except as provided below in subsection (H) with respect to bonuses to employees of the Company, Buyer shall pay, or cause to be paid, on behalf of the Sellers and the Company, (i) the Estimated Sellers' Expenses by wire transfer of immediately available funds to accounts specified by the Seller Representative prior to the Closing in the Closing Payment Certificate, and (ii) the Indebtedness Payoff Amount in accordance with the terms of payoff letters with respect thereto;

               (H) Buyer shall contribute to the Company that portion of Sellers' Expenses which represents the bonuses to be paid to certain employees at the Closing and that portion of Sellers' Expenses which represents the employer portion of any and all applicable federal, state and local employer payroll-related Taxes, employer matching contributions on 401(k) deferrals, FICA, Medicare and other employer liabilities, obligations or payments with respect to such bonuses and the Company shall withhold any applicable withholding Tax, which amounts are required to be deducted and withheld pursuant to applicable Tax law, before the Company remits the remaining amount of such bonuses to the employees. The Company shall remit such withholding Taxes to the appropriate Taxing authority;

               (ii) Each Seller shall deliver to Buyer the certificates representing the Shares held by such Seller, duly endorsed for transfer or accompanied by appropriate transfer documents, and each holder of a Warrant shall deliver to Buyer the Warrant Cancellation Agreement referenced in
     Section 1.05 with respect to each Warrant held by such holder; and

               (iii) Buyer, the Company and the Sellers shall make such other deliveries as are required by and in accordance with Article II hereof.

     1.04 Final Calculations.

          (a) Determination. As promptly as possible, but in any event within 75 days after the Closing Date, Buyer will deliver to the Seller Representative a consolidated balance sheet of the Company as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date and a reasonably detailed statement (the "Closing Statement") setting forth Buyer's calculations of (i) Cash on Hand, (ii) the Net Working Capital Amount, (iii) the Pre-Closing Tax Amount, (iv) the Sellers' Expenses, (v) a recalculation of the Common Purchase Price and (vi) a recalculation of the Common Warrant Cancellation Payments. After delivery of the Closing Statement, the Seller Representative and its accountants shall be permitted reasonable access to review the Company's and its Subsidiaries' books and records and work papers related to the preparation of the Closing Statement. The Seller Representative and its accountants may make inquiries of Buyer, the Company and their respective accountants and officers regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause the Company and its Subsidiaries to use their, reasonable best efforts to cause any such accountants and officers to cooperate with and respond to such inquiries. If the Seller Representative has any objections to the Closing Statement, the Seller Representative shall deliver to Buyer a written statement setting forth its objections thereto (an "Objections Statement"). If an Objections Statement is not delivered to Buyer within 60 days after delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the parties hereto. The Seller Representative and Buyer shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Buyer and the Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within 15 days after the


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delivery of the Objections Statement, the Seller Representative and Buyer shall submit such dispute for resolution to and by KPMG LLP (the "Independent Auditor"). Each of Buyer and the Seller Representative agrees to execute, if requested by the Independent Auditor, an engagement letter containing reasonable and customary terms, including an indemnification against claims asserted by the respective parties. The Seller Representative and Buyer shall use their commercially reasonable efforts to cause the Independent Auditor to resolve all such disagreements as soon as practicable. The resolution of the dispute by the Independent Auditor shall be final, binding and non-appealable on the parties hereto. The Independent Auditor shall act as an arbitrator to determine, based upon the provisions of this Section 1.04(a), only the disputed items and the determination of each amount of the disputed items shall be made in accordance with the procedures set forth in Section 1.04(a) and, in any event, shall be no less than the lesser of the amount claimed by either Buyer or the Seller Representative, and shall be no greater than the greater of the amount claimed by either Buyer or the Seller Representative. The Closing Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Independent Auditor shall be allocated to be paid by Buyer, on the one hand, and the Sellers (from the Purchase Price True-Up Holdback, to the extent the Deficiency (if any) plus any such fees and expenses payable by the Sellers to the Independent Auditor hereunder are less than or equal to the amount of funds in the Purchase Price True-Up Holdback), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditor. The obligation of any Seller to pay such fees and expenses to the Independent Auditor shall be several and limited to such Seller's Holdback Share.

          (b) Final Adjustment Amount. Without duplication, all amounts owed based on the calculations in the Closing Statement shall be aggregated, and the net amount (if any) owed by Buyer to the Sellers, on the one hand, or the Sellers to Buyer, on the other hand, is referred to as the "Final Adjustment Amount." The Final Adjustment Amount shall be calculated as an adjustment to each of the Estimated Common Purchase Price and the Common Warrant Cancellation Payments and the Common Purchase Price, as so adjusted, is referred to herein as the "Final Common Purchase Price."

          (c) Adjustments.

               (i) Positive Adjustment. If the Final Common Purchase Price is equal to or greater than the Estimated Common Purchase Price estimated at Closing (such amount that is greater than the Estimated Common Purchase Price shall be referred to as the "Excess"), Buyer shall pay to the Seller Representative the Excess, if any, which shall be paid by the Seller Representative to each Seller based on such Seller's Holdback Share, and the Seller Representative, on behalf of the Sellers, and Buyer shall direct the Escrow Agent to pay to such Sellers their Holdback Share of all funds deposited and remaining in the Purchase Price True-Up Holdback.

               (ii) Negative Adjustment. If the Final Common Purchase Price is less than the Estimated Common Purchase Price estimated at Closing (such amount that is less than the Estimated Common Purchase Price shall be referred to as the "Deficiency") and the Deficiency is less than or equal to the amount of funds deposited in the Purchase Price True-Up Holdback, the Seller Representative, on behalf of the Sellers, and Buyer shall direct the Escrow Agent to pay to Buyer the amount of the Deficiency from the funds deposited and remaining in the Purchase Price True-Up Holdback and direct that the balance of the Purchase Price True-Up Holdback (if any) be paid to the Sellers in accordance with their Holdback Share.


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               (iii) Other Adjustment. If the Deficiency is greater than the amount of funds deposited in the Purchase Price True-Up Holdback (such difference, the "Shortfall"), the Seller Representative, on behalf of the Sellers, and Buyer shall direct the Escrow Agent to pay to Buyer all funds deposited and remaining in the Purchase Price True-Up Holdback, and (x) at the sole election of Buyer, Buyer shall be entitled to take all or any portion of the Shortfall from the Escrow Amount and (y) the Sellers shall pay the Shortfall to Buyer, or such portion of the Shortfall not received by Buyer from the Escrow Amount to Buyer, with each Seller's obligation being several and limited to such Seller's Holdback Share of the Shortfall.

               (iv) Payment of the Adjustments. Payment of these adjustment amounts shall be paid by delivery of immediately available funds to the account designated by the recipient party(ies) (or if such payor is a Seller, such Seller may, with the consent of Buyer, pay by certified check or money order) within three business days of the date of final determination. All such adjustments shall be deemed adjustments to the Final Common Purchase Price for all Tax purposes.

          (d) Enforcement. If any Seller does not pay the amounts required to be paid to Buyer under Section 1.04(c)(iii) within the time frame specified under
Section 1.04(c)(iv) once such amounts are finally determined hereunder, notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to recover from such Seller all costs, fees and expenses, including attorneys' fees, incurred in connection with any action brought by Buyer to enforce payment of such amounts, and in any petition for appeal or appeals therefrom or in bankruptcy, in addition to any other relief to which Buyer may be entitled. If Buyer does not pay the amounts required to be paid to the Sellers under Section 1.04(c)(iii) within the time frame specified under Section 1.04(c)(iv) once such amounts are finally determined hereunder, notwithstanding anything to the contrary in this Agreement, the Seller Representative shall be entitled to recover from Buyer all costs, fees and expenses, including attorneys' fees, incurred in connection with any action brought by the Seller Representative on behalf of the Sellers to enforce payment of such amounts, and in any petition for appeal or appeals therefrom or in bankruptcy, in addition to any other relief to which the Sellers may be entitled.

     1.05 Warrants. Immediately prior to the Closing (and subject to the terms and conditions hereof), the Company shall cause each holder of Warrants set forth on Section 1.05 of the Disclosure Schedules attached hereto to cancel and deliver to the Company for cancellation all Warrants held by such Person in exchange for the Warrant Cancellation Payments to be made by the Company on the Closing Date, in each case pursuant to an executed warrant cancellation agreement substantially in the form of Exhibit A attached hereto (the "Warrant Cancellation Agreements"). Buyer shall cause the Company to make such Warrant Cancellation Payments concurrently with the consummation of the Closing. For purposes hereof, the "Common Warrant Cancellation Payments" means an amount equal to (i) the aggregate number of shares of Common subject to the Warrant, times the aggregate amount the holders of the Warrant would have been entitled to receive under Section 1.02(b) assuming the Warrant had been exercised as of the Closing, minus (ii) the aggregate amount of the applicable exercise prices per share of Common subject to such Warrant. For purposes hereof, the "Preferred Warrant Cancellation Payments" means an amount equal to (i) the aggregate number of shares of Preferred subject to the Warrant, times the aggregate amount the holders of the Warrant would have been entitled to receive under Section 1.02(a) assuming the Warrant had been exercised as of the Closing, minus (ii) the aggregate amount of the applicable exercise prices per share of Preferred subject to such Warrant. The Common Warrant Cancellation Payments and the Preferred Warrant Cancellation Payments are referred to collectively herein as the "Warrant Cancellation Payments." The Common Warrant Cancellation Payments shall be subject to the Purchase Price True-Up Holdback as described herein.


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     1.06 Termination of Agreements. Reference is hereby made to that certain
Stockholders Agreement of the Company, dated on or about November 23, 2004 (as amended, modified or supplemented from time to time, the "Company Stockholders Agreement"). Each of the Sellers, to the extent such Seller is a party to any of the agreements and documents referenced in this Section 1.06, acknowledges and agrees for the benefit of the other parties thereto and hereto that, upon consummation of the Closing, all of such agreements and documents and all rights and obligations of the parties under (i) the Company Stockholders Agreement and
(ii) all agreements and documents identified in the Disclosure Schedules as terminating in connection with the Closing, shall each terminate without obligation or liability to any party thereunder or hereunder. The Company hereby acknowledges and agrees for the benefit of the other parties hereto that effective upon the Closing the 2005 Management Bonus Plan will terminate and all bonuses earned and accrued under those plans, including those listed on item 13 of Section 4.13(a) of the Disclosure Schedules, shall be paid out of Cash by the Company at Closing. The parties hereto further acknowledge and agree that such payment by the Company is payment in full, and as of the Closing the 2005 Management Bonus Plan shall be of no further force or effect, and neither the Company nor the Sellers shall have any further obligations thereunder or any continuing liability to any party thereto.

                                   ARTICLE II

                              CONDITIONS TO CLOSING

     2.01 Conditions to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or Buyer's written waiver) of the following conditions as of the Closing Date:

          (a) The representations and warranties set forth in Articles III and IV shall be true and correct at and as of the Closing Date as though then made (without giving effect to any materiality or Material Adverse Effect qualifiers contained in such representations and warranties and in the case of representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

          (b) The Company and the Sellers shall have performed in all respects the covenants and agreements under Section 6.01(b)(xii) and 6.01(c) and in all material respects all of the other covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

          (c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

          (d) Since the date of this Agreement, there shall have been no Material Adverse Effect;

          (e) Since the date of this Agreement, there has been no new litigation commenced or, to the Company's knowledge, threatened, against the Company or its Subsidiaries other than which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect;


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          (f) No statute, rule, regulation, judgment, decree, ruling, injunction or order shall have been enacted or entered and no action, suit or proceeding shall have been instituted which restrains, enjoins, prohibits, invalidates or otherwise prevents the consummation of the transactions contemplated hereby;

          (g) All consents, approvals, filings, notices and waivers which are set forth on Section 2.01(g) of the Disclosure Schedules shall have been obtained;

          (h) At or prior to the Closing, each Seller shall deliver to Buyer a certificate in the form of U.S. Treasury Regulations Section 1.1445-2(b)(2)(iv)(A) or (B), as the case may be, or, at the option of the Sellers, an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation
Section 1.897-2(h) so that Buyer is exempt from withholding any portion of the Purchase Price thereunder;

          (i) The Wheelset Supply and Services Agreement dated November 9, 1999 shall be in full force and effect to the same extent such agreement was in effect prior to the Closing (subject to among other things, for the avoidance of doubt, the disclosures set forth in Section 2.01(i) of the Disclosure Schedules);

          (j) The existing Employment Agreements with each of Rick Turner and Frank Cristelli, as amended and restated by the Employment Agreement Amendments, executed prior to the date hereof and the Employment Agreement with William Holcomb executed prior to the date hereof, shall have been duly authorized and be in full force and effect against each of Rick Turner, Frank Cristelli and William Holcomb;

          (k) Buyer shall have received evidence reasonably satisfactory to it that the following agreements of the Company have been terminated in connection with the Closing: (i) the Advisory Services Agreement dated as of November 23, 2004 between the Company and Olympus Advisory Partners, Inc. and (ii) the Company Stockholders Agreement dated as of November 23, 2004 among the Company and the stockholders party thereto;

          (l) Buyer shall have received, dated as of the Closing Date and addressed to Buyer, substantially in the form of Exhibit B attached hereto an opinion of Kirkland & Ellis LLP, legal counsel to Olympus Growth Fund IV, L.P. ("Olympus") and the Company; and

          (m) The Company or the Seller Representative (on behalf of the Sellers), as the case may be, shall have delivered to Buyer each of the following:

               (i) a certificate of the Company in a form reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections 2.01(a) and (b), as they relate to the Company have been satisfied;

               (ii) a certificate of Olympus in a form reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections 2.01(a) and (b), as they relate to Olympus have been satisfied;

               (iii) a certificate of each Seller other than Olympus in a form reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections 2.01(a) and (b), as they relate to such Seller have been satisfied, or, at the option of the


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     Company, a certificate of the Company in a form reasonably satisfactory to
     Buyer, dated as of the Closing Date, stating that, to the Company's knowledge, the preconditions specified in Sections 2.01(a) and (b), as they relate to such Seller have been satisfied;

               (iv) copies of customary payoff letters from all holders of Indebtedness for borrowed money to be paid at Closing as part of the Indebtedness Payoff Amount in a form reasonably satisfactory to Buyer (which payoff letters shall be attached to the Closing Payment Certificate), and provide to Buyer recordable lien releases simultaneously with the Closing;

               (v) fully executed Warrant Cancellation Agreements which shall be in full force and effect;

               (vi) the Holdback Agreement fully executed by Sellers and the Escrow Agent which shall be in full force and effect;

               (vii) resignations effective as of the Closing Date from such officers and directors of the Company and its Subsidiaries as Buyer shall have requested in writing and delivered to the Company and the Seller Representative not less than five days prior to the Closing Date;

               (viii) a copy of the certificate of incorporation of the Company (certified by the Secretary of State of Delaware) and a certificate of good standing from the State of Delaware for the Company dated within fifteen days of the Closing Date; and

               (ix) certified copies of the resolutions duly adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, including termination of the agreements and documents identified in Section
     1.06 above.

          (n) The Sellers and the Company shall have delivered to Buyer such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement, including, without limitation, the Shares and appropriate stock powers.

If the Closing occurs, all closing conditions set forth in this Section 2.01 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by Buyer.

     2.02 Conditions to the Sellers' and the Company's Obligations. The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the written waiver by the Seller Representative on behalf of the Sellers and the Company) of the following conditions as of the Closing Date:

          (a) The representations and warranties set forth in Article V shall be true and correct at and as of the Closing as though then made (without giving effect to any materiality or material adverse effect qualifiers contained in such representations and warranties and in the case of those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a material and adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement;

          (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

          (c) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;

          (d) No statute, rule, regulation, judgment, decree, ruling, injunction or order shall have been enacted or entered and no action, suit or proceeding shall have been instituted which restrains, enjoins, prohibits, invalidates or otherwise prevents the consummation of the transactions contemplated hereby;

          (e) All consents and approvals which are set forth on Section 2.02(e) of the Disclosure Schedules attached hereto shall have been obtained;

          (f) The Seller Representative shall have received, dated as of the Closing Date and substantially in the form of Exhibit C attached hereto an opinion of Tonkon Torp LLP, legal counsel to Buyer and Guarantor;

          (g) Buyer shall have delivered to the Seller Representative certified copies of the resolutions duly adopted by Buyer's and the Guarantor's board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and

          (h) Buyer shall have delivered to the Seller Representative a certificate in the form reasonably satisfactory to the Seller Representative, dated as of the Closing Date, stating that the preconditions specified in Sections 2.02(a) and (b) have been satisfied.

If the Closing occurs, all closing conditions set forth in this Section 2.02 which have not been fully satisfied as of the Closing shall be deemed to have been fully waived by the Sellers and the Company.

                                  ARTICLE III

                               REPRESENTATIONS AND
                            WARRANTIES OF EACH SELLER

          Except as disclosed in the disclosure schedules attached hereto (the "Disclosure Schedules"), each Seller, solely for himself, herself or itself (on a several and not joint basis), represents and warrants to Buyer as of the date hereof and as of the Closing Date, as follows:

     3.01 Organization and Standing. Each Seller that is an entity represents and warrants that it is duly organized, formed or incorporated and is validly existing and in good standing under the laws of the state of its incorporation or organization.

     3.02 Authority. Such Seller has all requisite legal capacity, power and authority (including, if applicable, full organizational power and authority) to execute and deliver this Agreement and to perform such Seller's obligations hereunder.

     3.03 Execution and Delivery; Valid and Binding Agreement. This Agreement and the other Transaction Documents to which such Seller is a party has been duly authorized, executed and delivered by such Seller. Assuming this Agreement and the other Transaction Documents are the valid and binding agreement of each of the other parties thereto, this Agreement and the Transaction Documents to which such Seller is a party constitute a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

     3.04 No Breach. Except for the applicable requirements of the HSR Act and compliance with applicable federal and state securities laws, such Seller is not subject to or obligated under any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or its certificate of incorporation, its bylaws or similar organizational documents if such Seller is a corporation or other entity, or subject to any order, writ, injunction, judgment or decree, which would be breached or violated in any material respect by such Seller's execution, delivery or performance of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby.

     3.05 Governmental Authorization. Except for the applicable requirements of the HSR Act and compliance with applicable federal and state securities laws, such Seller is not required to submit or obtain any notice, consent, approval, authorization, report or other filing with any governmental or regulatory authority in connection with the execution, delivery or performance by such Seller of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

     3.06 Ownership of Capital Stock. As of the date hereof, each Seller is the record owner of, beneficially owns and has good title to the Shares and Warrants set forth opposite such Seller's name on Section 4.04(a) of the Disclosure Schedules, which Shares and Warrants constitute all of the Shares and Warrants owned beneficially or held of record by such Seller. At Closing, and upon termination of those agreements listed on Section 4.04 of the Disclosure Schedules, such Seller shall transfer to, and Buyer will acquire, good title to such Seller's Shares, free and clear of any liens or other restrictions on transfer, other than applicable federal and state securities law restrictions and those liens and restrictions listed on Section 3.06 of the Disclosure Schedules which are being released at the Closing.

     3.07 Litigation. There are no actions, suits or proceedings pending or, to Seller's knowledge, threatened against or affecting such Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, which would adversely affect such Seller's performance under this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

     3.08 Brokers Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as disclosed in the Disclosure Schedules (including, without limitation, any schedule update), the Company represents and warrants to Buyer as of the date hereof and as of the Closing Date, as follows:

     4.01 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company has all requisite corporate power to own and operate its properties and to carry on its businesses as now conducted. The Company is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to Buyer true and complete copies of the organizational documents of the Company as currently in effect.

     4.02 Subsidiaries. Except as set forth on Section 4.02 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each Subsidiary of the Company is wholly owned by the Company or another Subsidiary of the Company as indicated on Section 4.02 of the Disclosure Schedules. Each Subsidiary of the Company identified on Section 4.02 of the Disclosure Schedules (i) is validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to carry on its businesses as now conducted and
(iii) is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except, in each case, where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to Buyer true and complete copies of the organizational documents of each of its Subsidiaries as currently in effect.

     4.03 Authorization; Valid and Binding Agreement; No Breach.

          (a) This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by the Company. Assuming that this Agreement and the other Transaction Documents are the valid and binding obligation of each of the other parties thereto, this Agreement and the other Transaction Documents constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

          (b) Except (i) as set forth on Section 4.03(b) of the Disclosure Schedules, and (ii) for the applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement and the Transaction Documents by the Company and each Subsidiary and the consummation of the transactions contemplated hereby or thereby do not and will not (A) result in any breach of or require any authorization, consent or approval by or notice to any court, other governmental body or Person under the provisions of the Company's or any of its Subsidiaries' certificate or articles of incorporation or bylaws or equivalent organizational documents, or (B) result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material lien, security interest, charge or encumbrance (other than a Permitted Lien) upon any asset of the Company or any of its Subsidiaries, or require any authorization, consent or approval by or notice to any court, other governmental body or Person (1) under any indenture, mortgage, lease or loan agreement or any Significant Contract to which the Company or any of its Subsidiaries is bound, (2) under any law, statute or regulation or (3) under any order, judgment or decree to which the Company or any of its Subsidiaries is subject.

     4.04 Capital Stock.

          (a) Section 4.04(a) of the Disclosure Schedules sets forth, as of the date of this Agreement, (i) the authorized and issued and outstanding shares of each class of capital stock of the Company and its Subsidiaries, the name of each record holder of such shares of the Company's capital stock, and the number of shares of such class of the Company's or its Subsidiaries' capital stock held by each such record holder and (ii) all outstanding Warrants issued by the Company, the name of each record holder of such Warrants and the class and number of shares of capital stock issuable upon exercise of each such Warrant.

          (b) All outstanding Shares of the Company and all outstanding shares of capital stock of each of its Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Warrants which will be cancelled in connection with the Closing and except as set forth on Section 4.04(a) or 4.04(b)(i) of the Disclosure Schedules, there are no outstanding (i) shares of capital stock of the Company or any of its Subsidiaries, (ii) securities of the Company, whether debt or equity, or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of the Company or any of its Subsidiaries or (iii) options, warrants or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or securities convertible into or exchangeable for capital stock of the Company or any of its Subsidiaries (the items in clauses 4.04(b)(i), 4.04(b)(ii) and 4.04(b)(iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or retire for value any Company Securities.

     4.05 Financial Statements.

          (a) The Company has furnished Buyer with true and complete copies of its (i) unaudited consolidated balance sheet as of July 1, 2006 (the "Latest Balance Sheet"), and the related consolidated statement of income and cash flow of the Company and its Subsidiaries for the six month period then ended (the "Unaudited Financial Statements") and (ii) the audited consolidated balance sheet as of December 31, 2005, and the related consolidated statement of income and cash flow of the Company and its Subsidiaries for the fiscal year ended December 31, 2005 (the "Audited Financial Statements" and, together with the Unaudited Financial Statements, the "Financial Statements"). Except as set forth on Section 4.05 of the Disclosure Schedules, such Financial Statements have been based upon the information concerning the Company and its Subsidiaries contained in the Company's and its Subsidiaries' books and records, and present fairly and accurately in all material respects the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein and have been prepared in accordance with GAAP consistently applied (which is subject to such exceptions set forth on Schedule 4.05 of the Disclosure Schedules).

          (b) To the Company's knowledge, neither the Company nor any of its Subsidiaries is subject to any liability (other than any liability, together with the liabilities arising from all related items or events, as would not result in a Loss to the Company and its Subsidiaries in excess of $250,000) arising out of events, transactions or actions or inactions arising prior to the date hereof, except (i) liabilities under leases, licenses, contracts and agreements which are not required to be disclosed on the Disclosure Schedules arising out of or related to the transactions contemplated hereby, (ii) liabilities reflected on the Latest Balance Sheet or liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practices and (iv) liabilities otherwise disclosed on the Disclosure Schedules (including, without limitation, liabilities under leases, licenses, contracts and agreements described in the Disclosure Schedules). Notwithstanding the foregoing, this representation and warranty will not apply to (and will exclude) any liability arising out of or related to facts, events, transactions, actions or inactions, which are covered by, addressed in or are of the same nature or subject matter as any liability which is covered by or addressed in another representation or warranty set forth in this Article IV. (By way of example, as to the foregoing sentence, pending and threatened litigation is covered in the representations and warranties in
Section 4.11 and therefore all pending and threatened litigation (regardless of whether such litigation is covered by the representation and warranties in Section 4.11) is covered by Section 4.11 for the purposes of the foregoing sentence and not this Section.)

     4.06 Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not been any Material Adverse Effect. Except as set forth on
Section 4.06 of the Disclosure Schedules or except as contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any Subsidiary of the Company has:

          (a) mortgaged, pledged or subjected to any material lien, charge or other encumbrance, any portion of its assets, except Permitted Liens;

          (b) sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;

          (c) sold, assigned or transferred any Intellectual Property, except in the ordinary course of business;

          (d) forgiven or cancelled any material Indebtedness or suffered any material extraordinary losses (whether or not covered by insurance), or condemnation, taking or other similar proceedings, or waived any claims or rights of material value (including any Indebtedness owed by any stockholder, officer, director, employee or affiliate of the Company or any Subsidiary);

          (e) redeemed or repurchased, directly or indirectly, any shares of capital stock or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock;

          (f) issued, sold or transferred any of its capital stock, securities convertible into its capital stock or warrants, options or other rights to acquire its capital stock;

          (g) made any capital expenditures or commitments therefore in excess of $250,000, except in the ordinary course of business;

          (h) changed any of its accounting policies, practices or procedures, including internal control procedures, except those changes required by GAAP;

          (i) amended or modified its charter or bylaws;

          (j) increased the salary of any senior management-level employee of the Company or any of its Subsidiaries (i.e., Vice President or above) or entered into any agreement with such senior management-level employee, except for increases in salary in the ordinary course of business;

          (k) taken any action or entered into or agreed to enter into any transaction, agreement or commitment which is reasonably expected to result in more than $250,000 of liability to the Company, other than in the ordinary course of business; or

          (l) agreed in writing or, to the Company's knowledge, orally, to take any of the foregoing actions.

     4.07 Title to Properties.

          (a) Except as set forth on Section 4.07(a) of the Disclosure Schedules, the Company and its Subsidiaries own good title to, or hold pursuant to valid and enforceable leases, all of the personal property shown to be owned by them on the Latest Balance Sheet (except for such personal property sold or disposed of subsequent to the date thereof in the ordinary course of business), free and clear of all liens, security interests and other encumbrances, except for Permitted Liens.

          (b) Section 4.07(b)(i) of the Disclosure Schedules sets forth the addresses of all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or its Subsidiaries (collectively, the "Owned Real Property"). With respect to each parcel of Owned Real Property, except as set forth in Section 4.07(b)(ii) of the Disclosure Schedules: (i) the Company or one of its Subsidiaries has fee simple title thereto, free and clear of all liens, security interests and other encumbrances, except Permitted Liens;
(ii) neither the Company nor any of its Subsidiaries has leased to any Person the right to use or occupy such Owned Real Property or any portion thereof;
(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof; (iv) the Company has received no written notice from any governmental agency of any violation of any statute, law, ordinance, deed restriction, rule or regulation with respect to the Owned Real Property; and (v) there is no pending or, to the Company's knowledge, threatened litigation, condemnation proceeding, or annexation proceeding affecting any of the Owned Real Property, and there are no governmental assessments against any of the Owned Real Property other than those that constitute Permitted Liens.

          (c) The real property demised by the leases described on Section 4.07(c)(i) of the Disclosure Schedules (the "Leased Real Property") constitutes all of the material real property leased by the Company and its Subsidiaries. Except as set forth on Section 4.07(c)(ii) of the Disclosure Schedules, the leases demising the Leased Real Property are in full force and effect, subject to proper authorization and execution of such lease by the other party and the limitations of bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company has made available to Buyer true and complete copies of the leases demising the Leased Real Property. Neither the Company nor any of its Subsidiaries is in payment default under any such leases or any other default under any of such leases that would permit the landlord to terminate such lease.

     4.08 Tax Matters.

          (a) Each of the Company and its Subsidiaries has filed all federal Income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth on Section 4.08(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

          (b) Except as set forth on Section 4.08(b) of the Disclosure Schedules, there is no material dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either (i) claimed or raised by any Tax authority in writing or (ii) as to which any of Sellers or any of the directors and officers of the Company and its Subsidiaries has knowledge based upon personal contact with any agent of such authority.

          (c) Section 4.08(c) of the Disclosure Schedules lists (i) all federal, state, local, and foreign Income Tax Returns filed with respect to the Company or any of its Subsidiaries and (ii) all states in which sale or use Tax Returns were filed with respect to the Company or any of its Subsidiaries, in each case for taxable periods ended on or after December 31, 2003, and (iii) indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer true and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company or any of its Subsidiaries since November 23, 2004. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (d) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company or Meridian Rail Acquisition Corp.) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (e) Except as set forth in Section 4.08(e) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

               (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

               (ii) "closing agreement" as described in Internal Revenue Code
     Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

               (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Internal Revenue Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

               (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

               (v) prepaid amount received on or prior to the Closing Date.

          (f) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Internal Revenue Code Section 355 or Internal Revenue Code Section 361.

          (g) Any claim of breach of representation or warranty regarding Taxes shall be made only under this Section 4.08 and shall not be made under any other representation or warranty contained in this Agreement. For the avoidance of doubt, (i) this Section 4.08(g) shall not apply to the covenants set forth under
Section 11.03 and (ii) representations and warranties regarding ERISA will not be considered a representation or warranty regarding Taxes for the purposes of this Section 4.08(g) and such representations and warranties regarding ERISA shall be made only in Section
4.13 below and not this Section 4.08.

     4.09 Contracts and Commitments.

          (a) Except as set forth on Section 4.09(a) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is party to any written: (i) collective bargaining agreement or contract with any labor union;
(ii) pension, profit sharing, retirement, deferred compensation plan or other material bonus plan, other than as described in Section 4.13(a) of the Disclosure Schedules relating thereto; (iii) agreement for the employment of any officer, individual employee or other individual on a full-time or consulting basis with annual payments in excess of $100,000 which is not terminable on 60 or fewer days notice by the Company or any Subsidiary without liability for any penalty or severance payment greater than $30,000; (iv) loan agreement or indenture relating to Indebtedness; (v) stockholders agreement or other agreement among the Company's stockholders governing voting of the Company's equity securities; (vi) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000 and which is not terminable on 60 or fewer days notice by the Company or any Subsidiary without liability for any penalty greater than $30,000; (vii) lease or agreement under which it is lessor of or permits any third party to hold or operate any personal property, for which the annual rental exceeds $250,000 and which is not terminable on 60 or fewer days notice by the Company or any Subsidiary without liability for any penalty greater than $30,000; (viii) contract or group of related contracts with the same party for the purchase of products or services by the Company or any of its Subsidiaries with such products and services having a selling price in excess of $250,000 and which is not terminable on 60 or fewer days notice by the Company or any Subsidiary without liability for any penalty greater than $30,000; (ix) contract or group of related contracts with the same party for the sale of products or services by the Company or any of its Subsidiaries with such products and services having a selling price in excess of $250,000 and which is not terminable on 60 or fewer days notice by the Company or any Subsidiary without liability for any penalty greater than $30,000; (x) contract or agreement containing covenants limiting the freedom of the Company or any Subsidiary of the Company to compete in any line of business or with any Person which is not terminable on 60 or fewer days notice by the Company or any Subsidiary without liability for any penalty greater than $30,000; (xi) guarantees, letters of credit, performance bonds and/or sureties issued by or on behalf of the Company or any Subsidiary in connection with any customer contracts, proposals or otherwise; or (xii) contract involving any commitment of suretyship, guaranty or indemnification by the Company or any Subsidiary with respect to any side frames or bolsters which could reasonably be expected to require payments by the Company or any Subsidiary in excess of $100,000.

          (b) The Company has made available to Buyer true and complete copies of all contracts listed on Section 4.09(a) of the Disclosure Schedules (the "Significant Contracts"). With respect to the Significant Contracts, except as set forth on Section 4.09(b) of the Disclosure Schedules, (i) neither the Company nor any of its Subsidiaries is in default under any such contract, and
(ii) to the Company's knowledge, no other party thereto, is in default under any such contract, except, in each case, where such default would not, individually or in the aggregate, have a Material Adverse Effect. Each Significant Contract is a valid, binding obligation of the Company or its Subsidiaries and enforceable in accordance with its terms, except as to the effect, if any, of
(a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, equitable relief and other equitable remedies. To the knowledge of the Company, neither the Company nor any Subsidiary has received written notice of alleged nonperformance, violation of or other noncompliance with respect to its obligations under any of the Significant Contracts which alleged nonperformance, violation or other noncompliance is currently unresolved, nor any written notice that is currently unresolved that any of the Significant Contracts may be totally or partially terminated or suspended by any other party thereto.

          (c) Section 4.09(c)(i) of the Disclosure Schedules contains a true and complete list setting forth the ten largest suppliers (the "Major Suppliers") and the ten largest customers (excluding scrap purchasers and intercompany purchases) (the "Major Customers") of the Company or any Subsidiary, by dollar amount for the six-month period covered by the Unaudited Financial Statements. Since the Latest Balance Sheet, to the knowledge of the Company, no Major Customer has cancelled or otherwise materially modified its agreement with the Company or any Subsidiary in a manner adverse to the Company or any Subsidiary. Except as set forth in Section 4.09(c)(ii) of the Disclosure Schedules, since the Latest Balance Sheet, to the knowledge of the Company, no Major Supplier has cancelled or otherwise materially modified its agreement with the Company or any Subsidiary in a manner adverse to the Company or any Subsidiary.

     4.10 Intellectual Property. Section 4.10(a) of the Disclosure Schedules contains a list of all of the material registered Intellectual Property owned by the Company or any of its Subsidiaries and used in the conduct of the businesses of the Company and its Subsidiaries. Except as set forth on Section 4.10(b) of the Disclosure Schedules or as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company or one of its Subsidiaries owns and possesses all right, title and interest in and to, or possesses the valid and enforceable right to use, the Intellectual Property used in the conduct of the businesses of the Company and its Subsidiaries; (ii) since November 23, 2004, and to the knowledge of the Company since January 1, 2003, neither the Company nor any of its Subsidiaries has received any written notices of infringement or misappropriation from any third party with respect to the Company or any Subsidiary's use of any Intellectual Property; (iii) to the Company's knowledge, no third party is infringing or misappropriating any registered Intellectual Property owned by the Company or any of its Subsidiaries, and (iv) to the Company's knowledge, neither the Company nor any of its Subsidiaries is infringing any registered Intellectual Property owned by a third party.

     4.11 Litigation. Except as set forth on Section 4.11(a) of the Disclosure Schedules, there are no actions, suits or proceedings pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, nor are there any that questions the validity of this Agreement, the Transaction Documents or any action taken or to be taken by the Company or any Subsidiary pursuant to this Agreement, the Transaction Documents or in connection with the transactions contemplated hereby or thereby. Except as set forth on Section 4.11(b) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order or decree of any court or governmental body. Except as set forth on Section 4.11(c) of the Disclosure Schedules, to the Company's knowledge, since November 23, 2004, there have been no claims made, or any written threat of a claim received, against the Company or any Subsidiary for liability arising out of the production or sale of side frames or bolsters.

     4.12 Governmental Consents, etc. Except as set forth on Section 4.12 of the Disclosure Schedules, and except for the applicable requirements of the HSR Act, no material permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required in connection with any of the execution, delivery or performance of this Agreement or the Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby or thereby.

     4.13 Employee Benefit Plans.

          (a) Section 4.13(a) of the Disclosure Schedules contains a true and complete list of (i) all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and (ii) all other material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical and life insurance, supplemental retirement, severance and other material benefit plans, programs and arrangements, and all material retention, termination, severance or other similar contracts or agreements maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (collectively, excluding any Multiemployer Plan, the "Plans"). The Company and its Subsidiaries have previously made available to Buyer a true and complete copy of each Plan or summary Plan (or, in the case of any unwritten Plan, a description), as currently in effect, and a true and complete copy of each of the following documents, to the extent applicable, prepared in connection with each such Plan:
(A) a copy of each trust or other funding arrangement, (B) the three most recently filed Internal Revenue Service Forms 5500, (C) the most recently received Internal Revenue Service prototype opinion letter, and (D) the most recently prepared actuarial report. Neither the Company nor any Subsidiary has communicated to employees any intent to or has expressly or impliedly committed to modify, change or terminate any Plan, other than with respect to a modification, change or termination required to bring the Plan into compliance with applicable law. Each Plan that is intended to be qualified under Section 401(a) and/or 401(k) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), so qualifies, has received a favorable prototype opinion letter from the Internal Revenue Service to such effect and its trust is exempt from taxation under Section 501(a) of the Internal Revenue Code. To the knowledge of the Company, except as set forth on Section 4.13(a) of the Disclosure Schedules, no fact or event has occurred since the date of any prototype opinion letter from the Internal Revenue Service which is reasonably likely to affect adversely such favorable determination or such qualification or to result in a filing under Rev. Proc. 2003-44 or any predecessor or successor thereto that would be reasonably likely to result in material liability to the Company. The Company and its Subsidiaries have timely paid all contributions, premiums and expenses payable to or in respect of each Plan and workers' compensation arrangement under the terms thereof and in accordance with applicable law, including ERISA and the Internal Revenue Code, and to the extent any such contributions, premiums or expenses are not yet due, the liability therefor has been properly and adequately accrued on the Financial Statements in accordance with GAAP.

          (b) None of the Plans (i) is a Multiemployer Plan, or a pension plan within the meaning of Section 4001(a)(15) of ERISA, (ii) is subject to Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code, or (iii) except as set forth on Section 4.13(b) of the Disclosure Schedules, provides or promises to provide retiree medical or life insurance benefits, other than to the extent required by Section 4980B(f) of the Internal Revenue Code, and Sections 601 through 609 of ERISA or other similar laws.

          (c) Except as set forth on Section 4.13(c) of the Disclosure Schedules, with respect to each Plan, neither the Company, any Subsidiary nor any ERISA Affiliate is currently liable for any material Tax, including, without limitation, any material Tax under Section 4971, 4972, 4975, 4976, 4979, 4980 or 4980B of the Internal Revenue Code, and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such material liability. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred any material liability (which will not be satisfied prior to the Closing) under, arising out of or by operation of Title IV of ERISA, including, without limitation, any liability in connection with the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA. To the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such material liability. "ERISA Affiliate" is any trade or business whether or not incorporated, which together with the Company would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414 of the Internal Revenue Code.

          (d) No Plan subject to a funding requirement has been terminated at a time when such Plan was not sufficiently funded.

          (e) Except as set forth on Section 4.13(e) of the Disclosure Schedules, and except as would not, individually or in the aggregate, have a Material Adverse Effect, each Plan has been operated in compliance with its terms and applicable laws, including, without limitation, ERISA and the Internal Revenue Code.

          (f) There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of the Company, threatened with respect to any Plan. With respect to the Plans, no Plan, the Company or any Subsidiary is under audit or, to the knowledge of the Company, investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened.

          (g) Except as set forth on Section 4.13(g) of the Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any Subsidiary to any increased or modified benefit or payment, including any bonus payments, severance or change in control benefits; (ii) increase the amount of compensation due to any such employee, consultant or director; (iii) accelerate the vesting, payment or funding of any compensation, stock-based benefit, incentive or other benefit; or (iv) result in any "parachute payment" under Section 280G of the Internal Revenue Code (whether or not such payment is considered to be reasonable compensation for services rendered).

          (h) The Company and its Subsidiaries has workers compensation insurance from a bona fide third party insurance carrier in amounts sufficient to satisfy applicable workers compensation insurance requirements in the jurisdictions where the Company and its Subsidiaries conduct business.

          (i) Except as set forth on Section 4.13(i) of the Disclosure Schedules, neither the Company nor any Subsidiary contributes to, nor has any liability with respect to, any Multiemployer Plan.

     4.14 Insurance. Section 4.14(a) of the Disclosure Schedules lists each material insurance policy maintained by the Company and its Subsidiaries identifying the name of the insurance carrier, type of coverage, policy limits and deductibles for each such policy. All of such insurance policies are in full force and effect, and to the Company's knowledge, neither the Company nor any Subsidiary of the Company is in default with respect to its obligations under any of such insurance policies, except where such default would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.14(b) of the Disclosure Schedules, none of such insurance policies will terminate or lapse by reason of any of the transactions contemplated by this Agreement. All premiums covering all periods up to and including the Closing have been paid, and to the knowledge of the Company, no notice of cancellation or termination has been received with respect to any such policy or binder. Since November 23, 2004, neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations. True and complete copies of all policies have been made available to Buyer.

     4.15 Compliance with Laws. Except as set forth on Section 4.15 of the Disclosure Schedules, the Company and its Subsidiaries are in compliance with all applicable laws and regulations of foreign, federal, state, provincial and local governments and all agencies thereof which affect the business, operations or Owned Real Property or Leased Real Property of the Company or its Subsidiaries and to which the Company or its Subsidiaries may be subject, and no claim has been filed or commenced against any of them alleging any failure to so comply, except with respect to compliance with where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect; provided, however, that with respect to compliance with applicable laws regarding bribes, kickbacks, any other illegal payments to obtain or retain business or to receive favorable treatment with regard to business, illegal contributions made to any political party, political candidate or holder of governmental office and compliance with the United States Corrupt Foreign Practices Act or any other similar laws, statute, rule or regulation of any country, this representation shall not be subject to the Material Adverse Effect qualifier.

     4.16 Environmental, Health and Safety Matters. Except as set forth on
Section 4.16 of the Disclosure Schedules:

          (a) The Company and each Subsidiary are, and since November 23, 2004 have been, in material compliance with all applicable Environmental Requirements.

          (b) Without limiting the generality of the foregoing, the Company and each Subsidiary have obtained all permits, licenses and other authorizations required under applicable Environmental Requirements ("Environmental Permits"), and are in material compliance with such permits, licenses and authorizations. A list of all material Environmental Permits owned or possessed by the Company or its Subsidiaries is set forth on Section 4.16 of the Disclosure Schedules.

          (c) Neither the Company nor any of its Subsidiaries has since November 23, 2004, received any written notice from any government entity, that alleges that any of them is in material violation of Environmental Requirements or OSHA rules or regulations, or has any material liability arising under applicable Environmental Requirements or OSHA rules or regulations, including any material investigatory, remedial or corrective obligation, relating to the Company, any Subsidiary or their facilities, the subject of which is unresolved.

          (d) To the knowledge of the Company, none of the following exists at or under the Real Property: (1) underground storage tanks in violation of Environmental Requirements, (2) friable or potentially friable asbestos-containing material requiring abatement under Environmental Requirements, (3) materials or equipment containing polychlorinated biphenyls in violation of Environmental Requirements, or (4) unpermitted landfills, surface impoundments, or disposal areas in violation of Environmental Requirements.

          (e) Since November 23, 2004, neither the Company nor any Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any hazardous substance in material violation of any Environmental Requirements.

          (f) Since November 23, 2004, neither the Company nor any Subsidiary has materially violated any Environmental Requirements at any real property previously owned or operated by the Company or any Subsidiary.

          (g) The Company and each Subsidiary possess all material manifests, reports, policies, manuals, safety data sheets, hazard communications program documents and all other material records they are required to retain pursuant to any Environmental Requirements, in the manner so required in all material respects.

          (h) Neither the Company nor any of its Subsidiaries is in material violation of any applicable OSHA rules and regulations.

          (i) This Section 4.16 constitutes the sole and exclusive representations and warranties of the Company with respect to any environmental, health and safety matters, including without limitation any arising under Environmental Requirements and OSHA.

          (j) To the Company's knowledge, the environmental reports (the "Vanguard Reports") delivered to the Company by Vanguard Environmental, Inc. ("Vanguard") (in 2005 and/or 2006) do not disclose any liability which would be required to be disclosed on Section 4.16 of the Disclosure Schedules which is not otherwise disclosed on such Section 4.16 of the Disclosure Schedule (or otherwise set forth in any other environmental report listed thereon). The scope of the Vanguard Reports do not contain a Phase II environmental investigation (or the results of any soil or groundwater sampling done by Vanguard in connection therewith).

     4.17 Affiliated Transactions. Except as set forth on Section 4.17 of the Disclosure Schedules and except for payments to be made in connection with the Closing to the extent reflected in the Closing Statement, no officer, director, stockholder or Affiliate of any of them or an Affiliate of the Company or any Subsidiary is a party to any agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any interest in any property used by the Company or its Subsidiaries.

     4.18 Employees. Except as set forth on Section 4.18(a) of the Disclosure Schedules, neither the Company nor any Subsidiary of the Company has experienced any strike or material grievance, claim of unfair labor practices, or other material collective bargaining dispute since November 23, 2004 that has not been dismissed or settled. Except as set forth on Section 4.18(b) of the Disclosure Schedules, to the Company's knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. Except as set forth on
Section 4.18(c) of the Disclosure Schedules, no collective bargaining agreements are in effect with respect to the Company or any Subsidiary.

     4.19 Brokerage. Except as set forth on Section 4.19 of the Disclosure Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any Subsidiary.

     4.20 Governmental Licenses and Permits. Section 4.20 of the Disclosure Schedules contains a list of all permits (temporary or otherwise), licenses, authorizations and approval of federal, foreign, state and local governmental entities and zoning bodies (collectively, the "Licenses") owned or possessed by the Company or its Subsidiaries all of which are currently valid and in full force and effect and no other permits, licenses, authorizations and approval of federal, foreign, state and local governmental entities and zoning bodies are required in the conduct of their respective businesses and operations or used by the Company and its Subsidiaries in the conduct of their businesses, in each case as of the date hereof, except, in each case, where the failure to obtain, own, possess and/or use such other permits and licenses of governmental entities would not, individually or in the aggregate, have a Material Adverse Effect. All such licenses, permits, authorizations and approvals shall as of the Closing Date be valid and in full force and effect and the consummation of the transactions contemplated by this Agreement and the Transaction

Documents will not cause a material loss or adverse modification of, or require any transfer, renewal or notice with respect to, any such Licenses.

     4.21 Officers and Directors. Section 4.21 of the Disclosure Schedules lists all officers and directors of the Company and its Subsidiaries.

     4.22 Tangible Assets. The Company and its Subsidiaries own, or lease pursuant to valid, binding and enforceable leases, all buildings, vehicles, machinery, equipment, and other material tangible assets used in or necessary for the conduct of its business as presently conducted. Taken as a whole, the material tangible assets are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used.

     4.23 Internal Controls. To the knowledge of the Company, the Company and its Subsidiaries maintain a system of internal accounting controls intended to provide reasonable assurance that: (i) there are no transactions of a material nature, individually or in the aggregate, that have not been properly recorded in the accounting records underlying the financial statements (other than those disclosed in Section 4.05 of the Disclosure Schedules) and (ii) there are no reportable conditions, including material weaknesses, in the design or operation of internal controls that could adversely affect the Company's or any Subsidiary's ability to initiate, record, process, and report financial data; provided that the Company and its Subsidiaries make no representation or warranty that such systems or internal accounting controls meet the standards of companies subject to the Sarbanes-Oxley Act of 2002, and such controls have not been audited or certified (whether for the purpose of obtaining an SAS70 report or otherwise) for purposes of compliance with the Sarbanes-Oxley Act of 2002.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Except as disclosed in the Disclosure Schedules, Buyer represents and warrants to the Company and the Sellers as of the date hereof and as of the Closing Date, as follows:

     5.01 Organization and Authority. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Oregon, with all requisite power and authority and full legal capacity to execute and deliver this Agreement and perform its obligations hereunder.

     5.02 Authorization; Valid and Binding Agreement. This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by Buyer. Assuming that this Agreement and the other Transaction Documents are valid and binding obligations of the other parties thereto, this Agreement and the other Transaction Documents constitute valid and binding obligations of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

     5.03 No Breach. Buyer is not subject to or obligated under its organizational documents, any applicable law, or rule or regulation of any governmental authority, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction, judgment or decree, which would be breached or violated in any material respect by Buyer's execution, delivery or performance of this Agreement, the other Transaction Documents or the consummation of the transactions contemplated hereby.

     5.04 Governmental Consents, etc. Except for the applicable requirements of the HSR Act, Buyer is not required to submit or obtain any notice, consent, approval, authorization, report or other filing with any governmental or regulatory authority in connection with the execution, delivery or performance by it of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby. No material consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby. Buyer is not subject to any outstanding judgment, order or decree of any court or governmental body.

     5.05 Litigation. There are no actions, suits or proceedings pending or, to Buyer's knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, which would adversely affect Buyer's performance under this Agreement or the consummation of the transactions contemplated hereby.

     5.06 Brokerage. Except as set forth on Section 5.06 of the Disclosure Schedule, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

     5.07 Investment Representation. Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws. Buyer is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

     5.08 Financing. Buyer has (and at Closing will have) sufficient unrestricted cash available, or commitments from reputable financial institutions (true and complete copies of which are attached hereto as Exhibit
D), to enable Buyer to consummate the transactions contemplated by this Agreement and to satisfy its obligations hereunder on and after the Closing Date.

     5.09 Tax Status. The Buyer's acquisition of the Shares will cause the Company to become a member of the Affiliated Group of which the Buyer or an Affiliate of the Buyer is a member.

                                   ARTICLE VI

                                    COVENANTS

     6.01 Conduct of the Business.

          (a) From the date hereof until the Closing Date, except as otherwise provided in or contemplated by this Agreement, the Company shall use its commercially reasonable efforts to carry on its and its Subsidiaries' businesses in the ordinary course of business (including collecting receivables and paying payables) in all material respects and substantially in the same manner as previously conducted unless Buyer shall have consented in writing (which consent will not be unreasonably withheld or delayed); provided that, the foregoing notwithstanding and except as provided in Section 6.01(c) below, the Company may use all available Cash on Hand to repay the Indebtedness Payoff Amount and Sellers' Expenses prior to the Closing.

          (b) From the date hereof until the Closing Date, except as otherwise provided for or contemplated by this Agreement, as set forth on Section 6.01(b) of the Disclosure Schedules, as required by law or regulation or as consented to in writing by Buyer (which consent will not be unreasonably withheld or delayed), the Company shall not, and shall not permit any Subsidiary of the Company to, (i) issue, sell or redeem any shares of its or any Subsidiary's capital stock (other than the issuances of capital stock by the Company upon the exercise of Warrants issued and outstanding as of the date hereof), (ii) issue, sell or redeem any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any shares of its or any Subsidiary's capital stock (other than redemptions paid in cash), (iii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization or pay any dividend with respect to the Company's capital stock (except for dividends in cash and dividends by the Subsidiaries to other Subsidiaries or to the Company), (iv) amend its or any of its Subsidiaries' certificate of incorporation or bylaws (or equivalent organizational documents), (v) become legally committed to any new capital expenditures requiring expenditures following the Closing Date in excess of $250,000 in the aggregate, except for any expenditures pursuant to projects for which work has already been commenced or committed or is otherwise contemplated in the capital expenditure budget, (vi) sell, assign or transfer any portion of its tangible assets except in the ordinary course of business, (vii) except in the ordinary course of business consistent with past practice or as required by any collective bargaining agreement or other written agreement in effect as of the date hereof, grant any salary or wage increase to any officer of the Company or its Subsidiaries, or modify or amend any Employee Benefit Plan in any manner that increases the amount of the liability attributable to the Company or any Subsidiary of the Company in respect of such Employee Benefit Plan, (viii) except for new hires in the ordinary course of business and current employees in the ordinary course of business, enter into any written employment agreement with any of its or any Subsidiary's employees involving compensation in excess of $50,000, (ix) decrease or eliminate any waiting time under the Old Plans (as defined below), (x) decrease or eliminate any pre-existing condition exclusions and actively-at-work requirements under the Old Plans, (xi) amend, terminate or modify any Significant Contract (other than those set forth in subsection (xii) below which shall be governed by that clause), except in the ordinary course of business, excluding any ordinary course of business amendment, termination or modification that materially and adversely impacts the Company or any Subsidiary; (xii) amend, terminate or modify any agreement or contract with Union Pacific, Griffin Wheels, or Kansas City Southern; (xiii) settle or compromise a claim against any sellers or members under the Prior Acquisition Agreement, or consent to a settlement claim with a third party regarding a claim that could be or is subject to indemnity under the Prior Acquisition Agreement, or amend, terminate or modify the Prior Acquisition Agreement; or (xiv) authorize or enter into any agreement in furtherance of any of the foregoing.

          (c) During the time period commencing immediately after 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date and ending as of immediately prior to the Closing, the Company and its Subsidiaries may only use its Cash on Hand to make the payments in respect of the Indebtedness Payoff Amount, Sellers' Expenses and current liabilities set forth in the Closing Statement and shall not make any other distributions or payments.

          (d) From the date hereof until the Closing Date, except as consented to in writing by the Buyer (which consent will not be unreasonably withheld or delayed) or transfers to Affiliates, each Seller agrees not to transfer any shares of the Company's capital stock; provided, however, in the case of a transfer to an Affiliate, the Seller shall remain primarily liable for its obligations and duties under this Agreement, including, without limitation, the indemnification provisions, which provisions shall be governed and interpreted as if the Seller had not made such transfer, the Percentage Share of such Seller shall remain as it was on the date hereof and the proceeds received in respect of Common, Preferred and the Warrants will be deemed to have been received by such Seller rather than any transferee.

     6.02 Access to Books and Records. From the date hereof until the Closing Date, the Company shall provide Buyer and its authorized representatives ("Buyer's Representatives") with reasonable access at all reasonable times and upon reasonable notice to the offices, properties, personnel, books and records (including without limitation to all known environmental studies or similar documentation of the Company and its Subsidiaries) of the Company and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and its Subsidiaries. Each of Guarantor and Buyer acknowledges that it and its representatives and advisors remain bound by the Confidentiality Agreement, dated February 28, 2006, with the Company (the "Confidentiality Agreement").

     6.03 Regulatory Filings. The Company shall use commercially reasonable efforts to make or cause to be made all material filings and submissions under any laws or regulations applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein. The Company shall coordinate and cooperate with Buyer in exchanging such information and assistance as Buyer may reasonably request in connection with all of the foregoing. The appropriate Sellers have made all filings under the HSR Act and shall (i) use commercially reasonable efforts to make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to them as may be required for the consummation of the transactions contemplated herein, (ii) use commercially reasonable efforts to secure the termination of any waiting periods under the HSR Act and (iii) shall be responsible for the filing fees under the HSR Act and such other laws or regulations as are applicable to it. Sellers shall coordinate and cooperate with the Company and Buyer in exchanging such information and assistance as the Company and Buyer may reasonably request in connection with all of the foregoing.

     6.04 Conditions. The Company and its Subsidiaries and the Sellers shall use commercially reasonable efforts to, and the Sellers shall use their commercially reasonable efforts to cause the Company and its Subsidiaries to, cause the conditions set forth in Section 2.01 to be satisfied and to consummate the transactions contemplated herein; provided that, notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the "commercially reasonable efforts" of the Sellers (or any Seller), the Company (prior to Closing) and/or any Subsidiary of the Company (prior to Closing) shall not require any of them to make a material expenditure to any third party to satisfy the conditions set forth in Section 2.01.

     6.05 Notification.

          (a) From the date hereof until the Closing Date, promptly upon discovery thereof by the Company or the Seller Representative, and in any event, prior to the Closing Date, the Company and the Seller Representative shall disclose to Buyer in writing (i) any variances from the representations and warranties contained in Article III and Article IV, as applicable, that individually, or in the aggregate, would reasonably be expected to exceed $1,000,000 (but that are not required to be disclosed pursuant to clause (ii) hereof), in the form of updates and/or modifications to the Disclosure Schedules (such update, a "Significant Update") and (ii) any variances, in the Company's or the Seller Representative's good faith judgment, that would reasonably be expected to permit the Buyer to refuse to close the transactions contemplated by this Agreement pursuant to Section 2.01(a) (such update, an "MAE Update"). The Company or the Seller Representative, as applicable, shall indicate in its disclosure which items are Significant Updates and which items are MAE Updates.

          (b) The disclosures set forth in a Significant Update shall amend and supplement the appropriate schedules delivered on the date hereof and as of the Closing Date and shall otherwise amend or modify the representations and warranties contained in Article III and Article IV, provided that, subject to
Section 6.05(d), the delivery of any such Significant Update shall not prevent Buyer from having any claim for indemnification pursuant to Section 9.02(a)(i) or 9.02(a)(ii) against the Sellers or the Company for any such variance or inaccuracy and the Buyer Indemnified Parties shall be entitled to such indemnity.

          (c) Within ten business days after delivery by the Company or the Seller Representative of the disclosures pursuant to Section 6.05(a), or if delivered less than ten business days prior to Closing, at any time up to Closing, Buyer shall provide the Seller Representative with written notice if, in the Buyer's good faith judgment, any one or any combination of the Significant Updates permit the Buyer to refuse to close the transactions contemplated by this Agreement pursuant to Section 2.01(a) (a "Claimed MAE Update").

          (d) Notwithstanding any provision in this Agreement to the contrary, in the event that the Closing occurs, the Buyer shall be deemed to have accepted the disclosures set forth in any MAE Update and/or Claimed MAE Update, and such updates shall be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy, and Buyer shall not have any claim (whether for indemnification or otherwise) against the Sellers or the Company for any such variance or inaccuracy.

     6.06 Exclusivity. Until the earlier of the Closing Date and the date that this Agreement is terminated by its terms, Sellers will not, and will cause the Company and its Subsidiaries not to, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, or accept any proposal of any other Person relating to the acquisition of (i) the shares of the Company or any Subsidiary or (ii) all or substantially all of the assets or business, in whole or in part, of the Company and its Subsidiaries, in each case whether directly or indirectly, through purchase, acquisition, consolidation, or otherwise (other than sales or purchases of inventory in the ordinary course), other than with Buyer, its Affiliates and their representatives. The Company will promptly notify Buyer of any contact between the Company or its representatives and any other Person regarding any such offer or proposal or any related inquiry.

     6.07 Tax Matters. Without the prior written consent of Buyer, neither the Company nor any of its Subsidiaries shall make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

     6.08 Non-Solicitation. For a period of eighteen months from and after the Closing Date, each of the Sellers will not contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, advisor, agent, independent contractor or otherwise) or actually hire any of the Key Employees of the Company or any of its Subsidiaries; provided, however, that the foregoing provision shall not (i) restrict any such Person from making any general solicitation for employees or public advertising of employment opportunities not specifically targeted at any such persons, (ii) preclude any such Person from soliciting and/or hiring any Key Employee who has voluntarily terminated his or her employment with the Company and its Subsidiaries at least six months earlier or (iii) preclude any such Person from soliciting and/or hiring any Key Employee at any time after such Key Employee's employment with the Company and/or any of its Subsidiaries is terminated by the Company and/or any such Subsidiary. For purposes hereof, "Key Employees" shall mean Rick Turner, Susan Baacke, Frank Cristelli, William Holcomb, Jim Kellogg and the plant managers listed on Schedule 6.08. With respect to any Seller who is also an employee of the Company, for the avoidance of doubt, the covenants set forth in this Section 6.08 are in addition to, rather than in lieu of, any similar covenant or agreement which is otherwise binding on such Seller.

     6.09 Release of Claims. Each of the Company and Buyer releases and forever discharges the Sellers and their officers, directors, shareholders and Affiliates, from any and all actions, causes of action, suits, debts, accounts, claims, contracts, demands, agreements, controversies, judgments, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether currently known or unknown, suspected or claimed, whether pursuant to contract, statute or otherwise, in each case, arising out of events prior to the Closing (other than, in the case of the Company's and Subsidiaries' officers and directors, for breach of their fiduciary duty to the Company or its Subsidiaries). Nothing herein shall deprive either the Company, the Sellers or the Buyer of the right to pursue any remedy or otherwise to assert any claim arising out of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby.

     6.10 Withholding Obligations. The Company or its Subsidiaries, as applicable, shall deduct and withhold from any consideration payable pursuant to this Agreement to any employee receiving bonuses in connection with this transaction such amounts as they are required to deduct and withhold with respect to the making of such payments under applicable law. The Company shall only pay over all amounts that are so withheld to the appropriate government authority.

                                  ARTICLE VII

                               COVENANTS OF BUYER

     7.01 Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Company to, provide the Seller Representative, the Sellers and their authorized representatives with reasonable access at Seller's expense (for the purpose of examining and copying) at all reasonable times and upon reasonable notice to the books and records of the Company and its Subsidiaries with respect to periods prior to the Closing Date and/or in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by the


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

Seller Representative, Buyer shall not permit the Company or any of its Subsidiaries, for a period of seven years following the Closing Date, to destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, relating to periods prior to the Closing Date and/or matters relating to this Agreement and the transactions contemplated hereby without first giving at least thirty (30) days prior written notice to the Seller Representative and offering to surrender to the Seller Representative such books and records or such portions thereof. For purposes of the preceding sentence, any notice from Buyer delivered in accordance with this Section 13.04 shall be deemed to be implicit consent if not responded to in writing by the Seller Representative within sixty (60) days.

     7.02 Director and Officer Liability and Indemnification.

          (a) After the Closing, Buyer shall cause the Company to continue to indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities of any nature whatsoever, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to Closing, whether asserted or claimed prior to, at or after the Closing (a "Proceeding"), to the fullest extent that the Company or any of its Subsidiaries would have been permitted under applicable law and the certificates of incorporation and by-laws of the Company and its Subsidiaries in effect on the date hereof to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law); provided, however, the person to whom such expenses are advanced provides an unsecured undertaking to the Company to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and provided, further, that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under applicable law and/or the applicable certificate of incorporation and by-laws of the Company or its Subsidiary providing such indemnity shall be made by independent counsel selected by the Company and Buyer and reasonably acceptable to the indemnified person; and provided, further, that such indemnification and advancement of expenses shall not apply to any Proceeding (or part of any Proceeding) which is first initiated by such person (other than in response to a third party claim, in connection with an appeal or if another party has initiated a Proceeding on the same matter previously), or any Proceeding by such person against the Company, any Subsidiary or its directors, officers, employees or other persons entitled to be indemnified by the Corporation.

          (b) For a period of six years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in the Company's or such Subsidiary's certificate or articles of incorporation or bylaws (or other organizational documents) relating to the exculpation or indemnification of any officers and directors (unless required by law), to the extent that such amendment, repeal or modification would adversely affect the rights of directors or officers under Section 7.02(a).

          (c) In the event that after the Closing Date, Buyer or the Company, or their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, Buyer and the Company shall use their reasonable efforts to make proper provision that the successors and assigns of Buyer or the Company, as the case may be, honor the indemnification and other obligations of such Persons under this Section 7.02.

     7.03 Release of Claims. Each of the Sellers releases and forever discharges the Company, its Subsidiaries and their officers, directors, shareholders and Affiliates, from any and all actions, causes of action, suits, debts, accounts, claims, contracts, demands, agreements, controversies, judgments, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether currently known or unknown, suspected or claimed, whether pursuant to contract, statute or otherwise, in each case, arising out of events prior to the Closing, including, without limitation, any claims with respect to the Shares or Warrants. Nothing herein shall deprive any Seller of the right to pursue any remedy or otherwise to assert any claim arising out of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby.

     7.04 Regulatory Filings. Buyer has made all filings under the HSR Act and shall (i) use commercially reasonable efforts to make or cause to be made all filings and submissions under the HSR Act and any other laws or regulations applicable to Buyer as may be required of Buyer for the consummation of the transactions contemplated herein, (ii) use commercially reasonable efforts to secure the termination of any waiting periods under the HSR Act and (iii) be responsible for all filing fees under the HSR Act and such other laws or regulations as are applicable to Buyer. Buyer shall coordinate and cooperate with the Company in exchanging such information and assistance as the Company may reasonably request in connection with all of the foregoing.

     7.05 Conditions. Buyer shall use commercially reasonable efforts to cause the conditions set forth in Section 2.02 to be satisfied and to consummate the transactions contemplated herein, provided that, notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the "commercially reasonable efforts" of Buyer shall not require it to make a material expenditure to any third party to satisfy the conditions set forth in Section 2.02.

     7.06 Contact with Customers and Suppliers. Prior to the Closing, Buyer and Buyer's Representatives shall contact and communicate with the employees, customers and suppliers of the Company and its Subsidiaries in connection with the transactions contemplated hereby only with the prior written consent of the Company.

     7.07 Employee Benefits. For a period of 12 months following the Closing Date, Buyer and its Affiliates shall provide each employee who was an employee of the Company or any Subsidiary of the Company as of June 30, 2006 with base compensation and target bonuses that are at least as favorable as that provided immediately prior to June 30, 2006 and employee benefits that are substantially similar in the aggregate as that provided by the Company as of June 30, 2006. The structure of the bonus plan for such employees for the 2007 calendar year shall be as set forth on Section 7.07 of the Disclosure Schedules. Notwithstanding the preceding two sentences, to the extent that any such employees are terminated for a reason other than "cause" during such 12-month period, Buyer or its Affiliates shall provide such employees with severance pay in an amount equal to up to eight weeks base compensation as provided in the Company's severance policy in existence as of the date hereof; provided that in the case of Rick Turner, Frank Cristelli and William Holcomb, Buyer or its Affiliates will comply with the terms of such employee's employment agreements with respect to any severance amounts that may become due and payable under the terms of such agreement, if any. If Buyer or any of its Affiliates transfers any employees of the Company or any Subsidiary to a New Plan (as defined below), for eligibility and vesting purposes under such New Plan, each employee who is as of the Closing Date an employee of the Company or any of its Subsidiaries shall be credited with his or her years of service with the Company or such Subsidiary, as applicable, except to the extent such credit would result in a duplication of benefits. In such event, and without limiting the generality of the foregoing:
(i) each employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by

Buyer and its Affiliates for the benefit of employees (such plans, collectively, the "New Plans") to the extent coverage under such New Plan replaces coverage under a comparable employee benefit plan in which such employee participated immediately before the Closing Date (such Plans, collectively, the "Old Plans"), unless such waiting time applied under the Old Plans; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents (unless such exclusions or requirements applied under the Old Plans), and (iii) Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year, as if such amounts had been paid in accordance with such New Plan.

     7.08 Letters of Credit. Concurrently with the Closing, Buyer will arrange to replace all of the Company's letters of credit set forth on Section 7.08 of the Disclosure Schedules to the extent such letters of credit are terminated at or prior to the Closing in connection with the transactions contemplated hereby.

                                  ARTICLE VIII

                                   TERMINATION

     8.01 Termination. This Agreement may be terminated at any time prior to the
Closing:

          (a) by the mutual written consent of Buyer and the Seller Representative;

          (b) by Buyer, (i) if there has been a violation or breach by the Company or the Sellers of any covenant, representation or warranty contained in this Agreement (without giving effect to any Significant Update or MAE Update) which would prevent the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or cured by the Company or the Sellers within ten days after written notice thereof from Buyer or (ii) if Buyer has been provided with any MAE Update;

          (c) by the Seller Representative, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of the Sellers at the Closing and such violation or breach has not been waived by the Seller Representative or cured by Buyer within ten days after written notice thereof by the Seller Representative (provided that the failure of Buyer to deliver the consideration pursuant to Section 1.03 at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller Representative); or

          (d) by either Buyer or the Seller Representative if the Closing has not occurred on or before November 14, 2006; provided that neither Buyer nor the Seller Representative shall be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such Person's (or the Company's or any Seller's in the case of the Seller Representative) knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

The party desiring to terminate this Agreement pursuant to clauses (b), (c) or
(d) of this Section 8.01 shall give written notice of such termination to the other parties hereto.


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

     8.02 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Seller Representative as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.02, Section 7.06 and Article XIII and the Confidentiality Agreement which shall survive the termination of this Agreement), and there shall be no liability on the part of any of Buyer, the Company, or the Sellers to one another, except for willful breaches of this Agreement prior to the time of such termination.

                                   ARTICLE IX

                                 INDEMNIFICATION

     9.01 Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement and in any certificates delivered at the Closing in connection with this Agreement shall survive the Closing until November 30, 2007 (the "Survival Period") and shall thereafter be of no further force or effect. Notwithstanding the foregoing, (a) the representations and warranties set forth in Sections 3.06, 4.04 and 4.08 (the "Fundamental Representations and Warranties") shall survive until sixty days after the expiration of the longest applicable statute of limitations, or if there is no applicable statute of limitations, six years after the Closing Date and (b) any covenants of any party which by their terms are to be performed or observed on or following the Closing (including, without limitation, the tax indemnifications and covenants set forth in Section 11.03) shall survive the Closing until fully performed or observed in accordance with their terms. Except as expressly provided in the immediately preceding sentence, no claim for indemnification hereunder may be made after the expiration of the applicable survival period, provided, that the final resolutions of any claim for indemnification pending as of the relevant date specified in this Section 9.01 shall survive until its final resolution; and provided, further that if events or circumstances which are the basis for a claim for indemnification by a Buyer Indemnified Party also constitute a basis for a claim for indemnification by the Company or any Subsidiary against the sellers or members in the Prior Acquisition Agreement, a Buyer Indemnified Party shall be entitled to preserve its right to indemnification under this Agreement by submitting to the Seller Representative a written notice of the basis for the claim at any time prior to the expiration of any applicable survival period and such claim shall survive until its final resolutions under this Agreement and the Prior Acquisition Agreement.

     9.02 Indemnification by the Sellers for the Benefit of Buyer.

          (a) Subject to the provisions of Section 6.05(d) and this Article IX, from and after the Closing, the Sellers, severally and not jointly, shall defend, indemnify and hold harmless Buyer, the Company and its Subsidiaries, each of its respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns, (collectively, the "Buyer Indemnified Parties") against any actual losses, out-of-pocket costs, dues, obligations, fees (including court costs and reasonable attorneys' fees and expenses), expenses, liabilities or other damages (collectively, "Losses"), which the Buyer Indemnified Parties suffer as a result of, arise out of, or in connection with any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees or rulings relating to (i) any breach by the Company of any representation and warranty of the Company contained in Article IV, the Disclosure Schedules or any certificate delivered by or on behalf of the Company hereunder at or prior to the Closing, (ii) any breach by any Seller of any representation and warranty of such Seller contained in Article III or the Disclosure Schedules, (iii) any breach of any covenant or agreement contained in this Agreement to be performed or complied with by the Company at or prior to the Closing, (iv) any breach of any covenant or agreement contained in this Agreement to be performed or complied with by any Seller, or (v)(1) governmental penalties and fines levied against the Company or its Subsidiaries with respect to the matters set forth in items 4 and 5 of Section 4.11 of the Disclosure Schedules, (2) the claims listed on items 1 and 2 of Section 4.11 of the Disclosure Schedules and
(3) subject to the cap on liability set forth in the EB Side Letter, item 26 of
Section 4.13(a) of the Disclosure Schedules. Subject to the other terms, conditions and restrictions contained herein, each Seller shall be responsible for paying such Seller's Percentage Share of any such Losses suffered by any Buyer Indemnified Party. Notwithstanding the foregoing, however, the representations, warranties, covenants and agreements contained in this Agreement that relate specifically and solely to a particular Seller are the obligations of that particular Seller only and the other Sellers shall not be responsible therefore. This means that the particular Seller making any such representation, warranty, covenant or agreement contained in this Agreement shall be solely responsible for any Losses the Buyer Indemnified Parties suffer as a result of any breach of any such representations, warranties, covenants and agreements by such Seller.

          (b) Notwithstanding any other provision in this Agreement to the contrary, Sellers shall have no liability under Sections 9.02(a)(i)-(iv) above, unless (i) the Loss with respect to such matter or series of related matters is $30,000 or greater (the "Per Item Threshold"), it being understood such Losses with respect to a matter or series of related matters may not be applied toward satisfaction of the Deductible unless the Losses with respect to a matter or series of related matters exceeds the Per Item Threshold (in which event, subject to all of the other limitations and restrictions contained in this Agreement, all Losses with respect to such matter or series of related matters are indemnifiable hereunder and may be applied against the Deductible) and (ii) the aggregate of all Losses for which the Sellers would be liable, but for this section, exceeds on a cumulative basis $1,000,000 (the "Deductible"), and then only to the extent such Losses exceed the Deductible; provided that the Sellers' aggregate liability under Sections 9.02(a)(i)-(iv) shall in no event exceed an amount equal to $10,000,000 (the "Cap"); provided further that (x) the Cap shall not apply to Losses (and such Losses shall be disregarded in determining whether the Cap has been reached) resulting from breaches of the Fundamental Representations and Warranties, fraud, the willful breach of Sections 6.01(c),
6.08 and 7.03, indemnification payments made pursuant to Section 11.03 or the indemnity obligations under Section 9.02(a)(v), and (y) the Deductible shall not apply to Losses resulting from fraud, the willful breach of Sections 6.01(c),
6.08 and 7.03, to indemnification payments made under Section 11.03 or the indemnity obligations under Section 9.02(a)(v). Except in the case of fraud, in no event shall the aggregate liability of any Seller for all Losses claimed under this Section 9.02 by the Buyer Indemnified Parties against such Seller exceed such Seller's proceeds received in respect of Common, Preferred and the Warrants. Notwithstanding any provision of this Agreement to the contrary, any indemnity to Buyer arising from a breach of Section 1.04(c)(iii) shall not be subject to the limits set forth in this Article IX.

          (c) Notwithstanding anything to the contrary herein, for purposes of the indemnities in this Section 9.02, each representation and warranty made by any Seller or the Company is made without any qualifications or limitations as to materiality (including, without limitation, any qualifications or limitations made by reference to a Material Adverse Effect) and, without limiting the foregoing, the words "material" and words of similar import shall be deemed deleted from any such representation and warranty for such purpose.

          (d) Notwithstanding any other provision in this Agreement to the contrary, the Sellers shall not be liable to, or indemnify, the Buyer Indemnified Parties for any Losses (i) to the extent that such Losses result from actions taken by Buyer Indemnified Parties or the Company, its Subsidiaries or any of their respective Affiliates from and after the Closing Date, (ii) that are punitive, special, consequential, incidental, exemplary or otherwise not actual damages, in the nature of lost profits, or any diminution in value of property or equity, except solely to the extent actually owed to unrelated third parties or (iii) related to any matter that was taken into account in and resolved in writing as part of the resolution of the final determination of Net Working Capital or the Pre-Closing Tax Amount pursuant to Section 1.04 hereof. The Buyer Indemnified Parties shall not use "multiple of profits" or "multiple of cash flow" or any similar valuation methodology in calculating the amount of any Losses. Except as provided in Section 11.03, this Section 9.02 constitutes the Buyer Indemnified Parties' sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement and the transactions contemplated hereby, provided that, notwithstanding anything to the contrary contained in this Agreement, none of the foregoing limitations set forth in this
Section 9.02 shall apply or reduce any Buyer Indemnified Parties' right to recover any Losses that such Buyer Indemnified Party may have at law or equity based on the Sellers' fraudulent acts.

          (e) The Buyer Indemnified Parties shall take, and shall cause the Company and its Subsidiaries to use all commercially reasonable efforts to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses.

          (f) The Buyer Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Buyer Indemnified Parties had already recovered Losses with respect to such matter pursuant to other provisions of this Agreement.

          (g) Any indemnity payment under this Agreement shall be treated as an adjustment to the Final Common Purchase Price for Tax purposes.

     9.03 Indemnification by Buyer for the Benefit of the Sellers. From and after the Closing Date, Buyer shall indemnify the Sellers and their officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the "Seller Indemnified Parties") against any Losses which the Seller Indemnified Parties suffer as a result of: (a) any breach of any representation or warranty of Buyer under this Agreement or any certificate delivered by or on behalf of Buyer hereunder, (b) any non-fulfillment or breach of any covenant, agreement or other provision set forth in this Agreement to be performed by Buyer and/or, from and after the Closing, the Company or any of its Subsidiaries, and (c) any claim or suit brought against any of the Seller Indemnified Parties at any time on or after the Closing Date to the extent arising from actions taken by Buyer or a Company or any of its Subsidiaries on or after the Closing Date other than any claim or action by Buyer pursuant to Section 9.02 relating to any breach by any of the Seller Indemnified Parties.

     9.04 Manner of Payment. Any indemnification payment pursuant to this
Article IX shall be effected by wire transfer of immediately available funds from the applicable indemnifying party to an account designated by each applicable indemnified party within 7 days after the determination thereof.

     9.05 Defense of Third Party Claims. Any Person making a claim for indemnification under this Section 9.02 or Section 9.03 (an "Indemnitee") shall notify the indemnifying party (an "Indemnitor") of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnitee (if by a third party), describing the claim (including what provision of this Agreement the claim is being made under), the amount thereof (if known and quantifiable) and the legal and factual basis thereof in reasonable detail (such written notice, an "Indemnification Notice"); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the Indemnitor is obligated to be greater than such damages would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article IX. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available. If the Indemnitor shall not assume the defense of any such action, lawsuit, proceeding, investigation or other claim, the Indemnitee may defend against such matter as it deems appropriate; provided that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

     9.06 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 9.02, Section 9.03 or Section 11.03 shall be calculated net of (i) any Tax Benefit actually received by the Indemnitee on account of such Loss, (ii) any reserves for current accounts set forth in the Closing Statement to the extent such reserves were increased since the Latest Balance Sheet (to the extent not already covered by Section 9.02(d)(iii)) and
(iii) any Net Insurance Proceeds or other amounts under indemnification agreements actually received by the Indemnitee on account of such Loss, including without limitation that certain Stock Purchase Agreement dated November 1, 2004 by and among the Company, certain of its Subsidiaries and the sellers party thereto (the "Prior Acquisition Agreement"). If the Indemnitee receives a Tax Benefit on account of such Loss after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes hereof, "Tax Benefit" shall mean any refund of Taxes actually paid or actual reduction in the amount of Taxes which otherwise would have been paid. To the extent that a Tax Benefit could give rise to a refund of Taxes, the Indemnitee shall take all reasonable steps to claim such a refund. The Indemnitee shall use commercially reasonable efforts to seek recovery under all insurance policies and/or indemnification agreements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder (which may, to the extent commercially reasonable, include commencing litigation against the insurer or indemnifying parties under such indemnification agreement); provided, however, (x) the Indemnitee shall obtain the prior written consent of the Indemnitor (not to be unreasonably withheld) before entering into any settlement of a claim under any indemnity agreement or provision (including, without limitation, under the Prior Acquisition Agreement) if the amount of such settlement does not fully satisfy all Losses relating to or arising from such claim, and (y) once indemnity for any Loss is sought by a Buyer Indemnified Party under any applicable indemnification provision of the Prior Acquisition Agreement and such Loss remains unsatisfied for a period of not less than 180 days, the Buyer Indemnified Party shall be entitled to pursue indemnification under the provisions of this Agreement. The fees and expenses incurred by the Company or any Subsidiary in using commercially reasonable efforts to seek recovery under all insurance policies and/or indemnification agreements covering any Loss, including under the Prior Acquisition Agreement, shall be included in the definition of Losses under this Agreement. To the extent indemnity is not available under


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

the Prior Acquisition Agreement for any reason, it shall in no way effect, limit, reduce, diminish or modify in any way the indemnification obligations and rights under this Agreement. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee. The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of any Losses indemnified by the Indemnitors (including, without limitation, pursuant to all indemnification rights and obligations arising under other agreements, including the Prior Acquisition Agreement). For Tax purposes, the parties agree to treat all payments made under this Article IX as adjustments to the Final Common Purchase Price. "Net Insurance Proceeds" shall mean the value of the Insurance Proceeds (defined below) in excess of the present value (discounted at the applicable rate) of any material increase in the annual premiums on such insurance policy against which the claim was made for the succeeding three-year period which was directly related to the Loss. "Insurance Proceeds" include the insurance recoveries that the Indemnitee in fact receives as a consequence of the circumstances to which the Losses are related or from which the Losses resulted or arose, excluding any amounts which are in effect self-insured whether through retention amounts or otherwise.

     9.07 Dispute Procedures. Each party hereto expressly and irrevocably consents and submits to the jurisdiction and venue of any state or federal court sitting in Multnomah County, Oregon, in any action or proceeding arising out of or relating to this Agreement or the Transaction Documents and agrees that all claims in respect of the action or proceeding may be heard and determined in such court and to the appellate courts in connection with any appeal. The parties expressly waive all defenses of lack of personal jurisdiction, improper venue and forum non-conveniens with respect to such federal and state courts sitting within Multnomah County, Oregon. The parties expressly consent to (i) service of process being effected upon them by certified mail sent to the addresses set forth in this Agreement and (ii) any final judgment rendered against a party in any action or proceeding being enforceable in other jurisdictions in any manner provided by law. The rendering of any decision pursuant to this Section 9.07 will determine the allocation of the costs and expenses of such litigation based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer submits a claim for $1,000, and if the applicable Seller(s) (or the Seller Representative, as the case may be) contest only $500 of the amount claimed by Buyer, and if the court ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of litigation will be allocated 60% (i.e., 300 / 500) to the Sellers and 40% (i.e., 200 / 500) to Buyer.

     9.08 Escrow. Notwithstanding anything herein to the contrary with respect to claims for indemnity under Section 9.02, the Buyer Indemnified Parties shall first exhaust the Escrow Amount held by the Escrow Agent before proceeding to recover an indemnification claim against the Sellers.

     9.09 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation, warranty, covenant agreement shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 9.01; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the party to be indemnified shall have, prior to the expiration of the applicable survival period, previously made a claim by delivering any required written notice hereunder to the indemnifying party.


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

                                   ARTICLE X

                             SELLER REPRESENTATIVE

     10.01 Designation. The Seller Representative is hereby designated by each of the Sellers to serve as the representative of the Sellers with respect to the matters expressly set forth in this Agreement to be performed by the Seller Representative.

     10.02 Authority. Each of the Sellers, by the execution of this Agreement, hereby irrevocably appoints the Seller Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement (including the full power and authority on such Seller's behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Seller's expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to receive and disburse any funds received hereunder or pursuant to the Holdback Agreement to such Seller and each other Seller; (iv) to endorse and deliver any certificates or instruments representing the Shares and execute such further instruments of assignment as Buyer shall reasonably request; (v) to execute and deliver on behalf of such Seller any amendment or waiver hereto; (vi) to take all other actions to be taken by or on behalf of such Seller in connection herewith; (vii) to act for such Seller with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of such Seller and to transact matters of litigation, and to act for such Seller under the Holdback Agreement; and (viii) to do each and every act and exercise any and all rights which such Seller or the Sellers collectively are permitted or required to do or exercise under this Agreement). Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Seller Representative (to the extent authorized by this Agreement) shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same; provided, however, that the Seller Representative shall not take any such action where (x) any single Seller would be held solely liable for a Loss (without such Seller's consent) or (y) such action materially and adversely affects the substantive rights or obligations of one Seller, or group of Sellers, without a similar proportionate effect upon the substantive rights or obligations of all Sellers, unless each such disproportionately affected Seller consents in writing thereto.

     10.03 Authority; Indemnification. Each Seller agrees that Buyer shall be entitled to rely on any action taken by the Seller Representative, on behalf of such Seller, pursuant to Section 10.02 above (an "Authorized Action"), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Buyer agrees that the Seller Representative, as the Seller Representative, shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct. Each Seller hereby severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Seller Representative against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Seller Representative in connection with any action, suit or proceeding to which the Seller Representative is made a party by reason of the fact it is or was acting as the Seller Representative pursuant to the terms of this Agreement or the Holdback Agreement and any expenses incurred by the Seller Representative in connection with the performance of its duties hereunder.

     10.04 Exculpation. The Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received on behalf of such


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

Seller. The Seller Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Seller Representative shall not be relieved of any liability imposed by law for willful misconduct. The Seller Representative shall not be liable to the Sellers for any apportionment or distribution of payments made by the Seller Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Seller Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of the Seller Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

     10.05 Payment of Expenses.

          The Sellers parties hereto acknowledge that $1,000,000 (the "Seller Representative Reserve") of the amounts to be paid to Sellers pursuant to
Section 1.03(b)(i) shall be remitted by Buyer (on behalf of the Sellers) to the Seller Representative or its designee in accordance with Sections 1.03(b)(i)(D), 1.03(b)(i)(E) and 1.03(b)(i)(F), and shall be held in a separate account of the Seller Representative (the "Seller Representative Account"). The Seller Representative Reserve may be utilized by the Seller Representative to cover costs and expenses incurred, or payments made, by the Seller Representative in performing its obligations, duties and rights as the Seller Representative hereunder (including, without limitation, pursuant to Section 10.02(a)(vii) above). In connection with the performance of its obligations, duties or rights hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Sellers, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel, obtain such other professional and expert assistance, maintain such records as the Seller Representative may deem necessary or desirable and incur other out-of-pocket expenses. Any income earned from investments of the Seller Representative Reserve shall be deposited in the Seller Representative Account. In the discretion of the Seller Representative, any amounts on deposit in the Seller Representative Account, including, without limitation, any income earned from investments of funds in the Seller Representative Account, may be distributed from time-to-time by the Seller Representative to each Seller in accordance with their Percentage Share. The Seller Representative Reserve, after payment of any amounts in accordance with this Section 10.05, shall be distributed to each Seller in accordance with their Percentage Share as and when determined by the Seller Representative. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, no Person or Persons other than the Seller Representative shall (i) be entitled to exercise any of the rights or powers of the Seller Representative hereunder, (ii) have any access whatsoever to the Seller Representative Account or (iii) have any right to make a call or demand upon any of the Sellers (including the Seller Representative) to contribute any amounts to cover expenses or otherwise.

                                   ARTICLE XI

                       ADDITIONAL COVENANTS AND AGREEMENTS

     11.01 Disclosure Generally. If and to the extent any information required to be furnished in any schedule is contained in this Agreement or in any other schedule (or updated schedule), such information shall be disclosed with references to the applicable section of this Agreement, but nonetheless shall be


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

deemed to be included in all schedules (or updated schedules) (or sections thereof) to the extent that it is reasonably apparent that such disclosure is applicable to such other representations and warranties in which the information is required to be included. The inclusion of any information in any schedule (or updated schedule) shall not be deemed to be an admission or acknowledgment by the Company or the Sellers, in and of itself, that such information is material to or outside the ordinary course of the businesses of the Company and its Subsidiaries.

     11.02 Acknowledgment by Buyer.

          (a) THE REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND THE SELLERS SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION OR PROJECTIONS, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SELLERS. The Company, the Subsidiaries and the Sellers do not make or provide, and Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company's or any of the Subsidiaries' assets or any part thereto. No claim shall be brought or maintained by the Company, its Subsidiaries or Buyer or their respective successors or permitted assigns against any officer, director or employee (present or former) of the Company, its Subsidiaries, the Sellers, the Seller Representative or any direct or indirect equity holder of the Sellers, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in, or breach of any of the representations, warranties or covenants of the Company and/or the Sellers set forth or contained in, this Agreement or any certificate delivered hereunder, except to the extent provided in this Agreement.

          (b) In connection with Buyer's investigation of the Company and the Subsidiaries, Buyer has received from or on behalf of the Company, the Subsidiaries or the Sellers certain projections. Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that, except in the event of fraud by the Company or the Sellers, Buyer shall have no claim against the Company, its Subsidiaries, the Sellers, the Seller Representative or any direct or indirect equity holder of the Sellers with respect thereto. Accordingly, neither the Company, the Subsidiaries nor the Sellers make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Buyer agrees that none of the Sellers nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any information regarding the Company or any of the Subsidiaries or their respective businesses, including any information, document or material made available to Buyer or its Affiliates in management presentations or any other form in expectation of the transactions contemplated by this Agreement.


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

     11.03 Tax Matters. In addition to Article IX, the following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

          (a) The Sellers, severally and not jointly, shall indemnify the Company and its Subsidiaries and Buyer and hold them harmless from and against
(i) all Income Taxes and sales and use Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) any and all Income Taxes and sales and use Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Income Taxes and sales and use Taxes of any person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing and (iv) all costs and expenses incurred by the Company, its Subsidiaries or Buyer in connection with review, negotiation and preparation of any returns related to such Taxes; provided, however, that in the case of clauses (i), (ii) and (iii) above, Sellers shall be liable only to the extent that such Taxes are in excess of (x) any amount under indemnification agreements actually received by the Buyer on account of such Loss, including without limitation the Prior Acquisition Agreement and (y) any amount of such Taxes taken into account in the determination of the Pre-Closing Tax Amount. All indemnification payments made pursuant to this Section 11.03 shall be calculated net of any Tax Benefit, as defined in Section 9.06. Subject to the other terms, conditions and restrictions contained herein, each Seller shall be responsible for paying such Seller's Percentage Share of any such Losses pursuant to this
Section 11.03.

          (b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Income Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the day before the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time).

          (c) Responsibility for Filing Tax Returns.

               (i) The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date. The Company shall permit the Seller Representative to review and comment on each such Tax Return relating to taxable periods (i) ending on or before the Closing Date, (ii) with respect to any Straddle Period, or (iii) in which Transaction Tax Benefits are or may be realized, prior to the filing of such Tax Return, and the Company shall make such revisions to such Tax Returns as are reasonably requested by Seller Representative. The Company shall promptly provide copies of any schedules, work papers, records and other materials used in the preparation of each such Tax Return, including as relating to the method of computation of separate taxable income or other relevant measure of income, as well as any other materials reasonably requested by the Seller Representative. With respect to Tax Returns that relate to Taxes for which the Sellers are liable pursuant to Section 11.03(a), such returns shall be prepared, subject to applicable law, consistent with the past practice of the Company and its Subsidiaries and the Company shall not file such return without the written consent of the Seller Representative, which consent shall not be unreasonably withheld or delayed.

               (ii) Neither the Buyer nor any of its Affiliates shall (or shall cause or permit the Company or any of the Subsidiaries to) file, amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company or any of the Subsidiaries with respect to any Pre-Closing Tax Period (or with respect to any Straddle Period) without the written consent of the Seller Representative, which consent shall not be unreasonably withheld.

          (d) Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Company and its Subsidiaries, and any amounts credited against Taxes to which Buyer or the Company and its Subsidiaries become entitled (including without limitation any such refunds, credits and other amounts attributable to Transaction Tax Benefits), that relate to Tax periods or portions thereof ending on or before the Closing Date and were not taken into account in determining the Pre-Closing Tax Amount as finally determined pursuant to Section 1.04 (provided, however, that if the Pre-Closing Tax Amount as so determined is negative, the amount of Tax refunds and credits taken into account in clause (ii) of the definition of Pre-Closing Tax Amount in excess of the amount of liabilities taken into account in clause (i) of such definition shall not be treated as taken into account for purposes of this Section 11.03(d)), shall be for the account of Sellers, and Buyer shall pay over to Seller Representative any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. To the extent any management bonuses included as current liabilities in Net Working Capital, as finally determined, are not claimed as deductions in a Tax Return with respect to a period ending on or before the Closing Date (the "Pre-Closing Tax Returns"), the Buyer shall pay over to the Sellers an amount equal to the amount by which the Pre-Closing Tax Amount would have been reduced if such management bonuses had been claimed as deductions in a Pre-Closing Tax Return, which payment shall be made on or before May 15, 2007.

          (e) Tax Indemnification Procedures.

               (i) After the Closing, the Buyer shall promptly notify Sellers in writing of any demand, claim or notice of the commencement of an audit received from any Tax authority or any other Person with respect to Taxes for which the Sellers are liable pursuant to Section 11.03(a) of this Agreement; provided, however, that a failure to give such notice will not affect such rights to indemnification under Section 11.03(a), except to the extent that the Sellers are actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Tax authority or any other Person in respect of any such asserted Tax liability.

               (ii) Payment of any amount due under Section 11.03(a) of this Agreement shall be made within ten (10) days following written notice by the Buyer that payment of such amounts to the appropriate Tax authority or other applicable third party is due by the Buyer, provided that the Sellers shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Tax authority or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 11.03(f) of this Agreement, payment of such contested Tax will not be considered due earlier than the date a "final determination" to such effect is made by such Tax authority or a court. For this purpose, a "final determination" shall mean a settlement, compromise, or other agreement with the relevant Tax authority, whether contained in an Internal Revenue Service Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Tax authority, and agreement contained in Internal Revenue Service Form 870-D or other comparable form, an agreement that constitutes a "determination" under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.

               (iii) All amounts required to be paid pursuant to Section 11.03(a) shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the indemnified party.

               (iv) Any payments required pursuant to Section 11.03(a) that are not made within the time period specified in this section shall bear interest at a rate and in the manner provided in the Code for interest on underpayments of federal income tax.

          (f) Tax Audits and Contests; Cooperation on Tax Matters.

               (i) The Seller Representative shall control the conduct, through counsel of its own choosing and at its own expenses, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of the Subsidiaries relating to Pre-Closing Tax Period, other than the taxable periods that include but do not end on the Closing Date (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a "Contest").

               (ii) The Buyer shall have the right to participate in a Contest at its own expense. Neither the Buyer nor the Company nor the Seller Representative shall settle, compromise and/or concede a Contest without the consent of the other party (which consent shall not be unreasonably withheld or delayed) if such settlement, compromise and/or concession is reasonably expected to have a material adverse effect on such other party. If the Seller Representative fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Seller Representative of notice of such Contest, the Buyer shall have the right to assume control of such Contest and shall be able to settle, compromise and/or concede such Contest in its sole discretion.

               (iii) Buyer, the Company and its Subsidiaries and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this
     Section 11.03 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company and its Subsidiaries or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.


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

               (iv) Buyer and Sellers further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               (v) Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Internal Revenue Code Section 6043, or Internal Revenue Code Section 6043A, or Treasury Regulations promulgated thereunder.

          (g) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

          (h) Certain Taxes and Fees. All transfer, documentary, use, stamp and registration Taxes, and all conveyance fees and recording charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Sellers.

          (i) Tax Treatment of Indemnification Payments. It is the intention of the parties to treat any indemnification payment made under this agreement, under this Section 11.03 and under Article IX, as adjustments to the Final Common Purchase Price, and the parties agree to file their Tax Returns accordingly.

          (j) Tax Elections. The Buyer shall not, without the prior consent of the Seller Representative (which may, in its sole and absolute discretion, withhold such consent), make, or cause to permit to be made, any Tax election, or adopt or change any method of accounting, or undertake any other extraordinary action on the Closing Date, that would affect the Sellers or the Company or any of the Subsidiaries prior to the Closing Date.

          (k) Allocation of Transaction Tax Benefits. Notwithstanding anything in this Agreement to the contrary, (i) the parties intend that the Sellers receive the benefits of any Transaction Tax Benefits; (ii) to the extent that any Transaction Tax Benefits are taken into account in a Tax year ending on the Closing Date, the Sellers' liability for Taxes attributable to such Tax year shall be determined after taking such Transaction Tax Benefits into account;
(iii) to the extent that any Transaction Tax Benefits are taken into account in a Straddle Period, such Transaction Tax Benefits shall be allocated to the portion of the Straddle Period ending on the Closing Date and the Sellers' liability for Taxes attributable to the pre-closing portion of such Straddle Period shall be determined after taking such Transaction Tax Benefits into account; (iv) to the extent that Transaction Tax Benefits are taken into account in a Tax year beginning after the Closing Date, any Tax refund or reduction in Tax liability attributable to such Transaction Tax Benefits shall be paid to Sellers pursuant to Section 11.03(d); and (v) to the extent that a Transaction Tax Benefit can be carried back to a taxable period ending on or before the Closing Date, the Company shall do so.

          (l) Post-Closing Transactions not in Ordinary Course. The Buyer agrees to report all transactions not in the ordinary course of business occurring on the Closing Date after the Buyer's purchase of the Company's stock as occurring on the day following the Closing Date to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (and any similar provisions of state, local, or foreign tax law).

          (m) Inconsistencies. To the extent of any inconsistency between this
Section 11.03 and Article IX, the provisions of this Section 11.03 shall control.

     11.04 Further Assurances. From time to time, as and when requested by any party hereto and at such party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

     11.05 Provision Respecting Representation of Company. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to each and any of the Sellers, the Seller Representative and their respective Affiliates (individually and collectively, "Seller Group"), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to any member of the Seller Group or any director, member, partner, officer, employee or Affiliate of Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.

                                  ARTICLE XII

                                  DEFINITIONS

     12.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

          "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

          "Affiliated Group" shall mean an affiliated group as defined in
Section 1504 of the Internal Revenue Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company is or has been a member.

          "Aggregate Preferred Purchase Price" means the sum of the Preferred Per Share Prices for all shares of Preferred issued and outstanding immediately prior to the Closing.

          "Cash on Hand" means, with respect to the Company and it Subsidiaries, all cash, cash equivalents and marketable securities, as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date, net of any issued but uncleared checks and drafts but including any deposits in transit.

          "Company's Accounting Practices and Procedures" means the customary accounting methods, policies, practices and procedures, including classification and estimation methodology used by the Company in the preparation of the Latest Balance Sheet, it being understood that Section 4.05 of the Disclosure Schedules sets forth the extent that such Company's Accounting Practices and Procedures are not prepared in accordance with GAAP.

          "EB Side Letter" means the Side Letter between the Buyer, the Company and the Seller Representative, dated as of the date hereof.

          "Employment Agreement Amendments" means each of the Amended and Restated Employment Agreements, executed on or before the date hereof, between the Company and each of Rick Turner and Frank Cristelli, as attached hereto as Exhibit E.

          "Environmental Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances, all judicial and administrative orders and determinations and all common law enacted and in effect on or prior to the Closing Date concerning pollution protection of human health from environmental hazards or the protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes.

          "Escrow Amount" means the amount of $3,000,000.

          "GAAP" means United States generally accepted accounting principles, consistently applied.

          "Holdback Agreement" means the Holdback and Escrow Agreement between the Company, the Seller Representative, the Escrow Agent and the Buyer (in form and substance substantially as Exhibit F attached hereto).

          "Holdback Share" means a fraction, the numerator of which is the total proceeds received by any Seller in respect of Common, and Warrants to purchase Common held by such Seller, and the denominator of which is the sum of (i) the Final Common Purchase Price and (ii) the Common Warrant Cancellation Payments (expressed as a percentage). Section 1.02 of the Disclosure Schedule sets forth the Holdback Share (if any) for each Seller (as the same may be amended from time to time by the Seller Representative to reflect the actual stockholdings of the Sellers as of the Closing Date).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Income Tax" means any federal, state, local, or foreign income Tax measured by or imposed on net income.

          "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Tax, including any schedule or attachment thereto.

          "Indebtedness" means, without duplication, the sum of (i) all obligations of the Company and its Subsidiaries for borrowed money and any accrued interest or prepayment premiums or fees related thereto, (ii) all other indebtedness of the Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, including all accrued and unpaid interest thereon,
(iii) all obligations of the Company and its Subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP,
(iv) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which the Company or any of its Subsidiaries is party and (v) all guarantees of any of the foregoing. For the avoidance of doubt, Indebtedness shall not include amounts owed under any (a) guarantees, letters of credit, performance bonds, sureties and/or similar obligations of any kind or nature issued by or on behalf of the Company or any of the Subsidiaries in connection with any customer contracts or customer proposals, (b) accounts, payables or loans of any kind or nature solely between and among the Company and its Subsidiaries and (c) any liabilities included in the calculation of Aggregate Preferred Purchase Price.

          "Indebtedness Payoff Amount" means the amount required to repay all Indebtedness of the Company and any Subsidiary outstanding as of immediately prior to the Closing and any termination fees associated with termination of Letters of Credit as set forth on Section 7.08 of the Disclosure Schedules.

          "Intellectual Property" means patents, trademarks, service marks, domain names, copyrights and registrations, applications for the registration of any of the foregoing, and any trade secrets, confidential information, and know-how.

          "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

          "Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development (which may include the discontinuation of relationships with Major Customers or Major Suppliers) that is materially adverse to the current business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole or the ability of the Company and its Subsidiaries or the Sellers to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development solely attributable to the announcement or pendency of the transactions contemplated by this Agreement; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the U.S. capital markets in general or any foreign or state capital market in which the Company and its Subsidiaries operate; or (c) the effect of any change arising in connection with any "act of God" including weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; provided, further, that current business shall not include future prospects of the Company and its Subsidiaries.

          "Multiemployer Plan" shall have the meaning set forth in Section 3(37) or 4001(a)(3) of ERISA.

          "Net Working Capital" means the result of (i) all current assets (excluding Cash on Hand and any current or deferred Income Tax benefits or assets) of the Company and its Subsidiaries minus (ii) all current liabilities (excluding Indebtedness and any current or deferred Income Tax liabilities) of the Company and its Subsidiaries, in each case determined in accordance with GAAP, applied on a basis consistent with the Company's Accounting Practices and Procedures; provided that, notwithstanding anything herein to the contrary, for purposes of calculating "Net Working Capital", in no event will the determination of "Net Working Capital" include (1) any amounts included in the computation of the

Aggregate Preferred Purchase Price, (2) any intercompany accounts and/or (3) any liability or obligation related to the Sellers' Expenses or any other liability that otherwise reduces the Common Purchase Price.

          "Net Working Capital Amount" means the Net Working Capital of the Company and its Subsidiaries as of 11:59 p.m. (New York City time) on the day immediately preceding the Closing Date.

          "OSHA" means the Occupational Safety and Health Act, (29 U.S.C.
Section 651 et seq.) and the regulations thereunder as enacted and in effect on or prior to the Closing Date.

          "Percentage Share" means a fraction (based on estimates at Closing), the numerator of which is the total proceeds received by any Seller in respect of Common, Preferred and Warrants held by such Seller, and the denominator of which is the sum of (i) the Final Common Purchase Price, (ii) the Aggregate Preferred Purchase Price and (iii) the Warrant Cancellation Payments (expressed as a percentage). Section 1.02 of the Disclosure Schedule sets forth the Percentage Share for each Seller (as the same may be amended from time to time by the Seller Representative to reflect the actual proceeds received and stockholdings of the Sellers as of the Closing Date).

          "Permitted Liens" means (i) any restriction on transfer arising under applicable securities law, (ii) liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and its Subsidiaries; (iii) mechanics', carriers', workers', repairers' and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant; (iv) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property or the operation of the business; (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company's and its Subsidiaries' businesses; (vi) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (vii) purchase money liens and liens securing rental payments under capital lease arrangements; (viii) liens of lessors and licensors arising under lease agreements or license arrangements;
(ix) liens for any financing secured by such Real Property; (x) any material survey matters and (xi) other recorded liens which do not exceed $30,000 individually or $100,000 in the aggregate.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Pre-Closing Tax Amount" means the excess of (expressed as either a positive or negative number) (i) the unpaid income Tax liability of the Company and any of its Subsidiaries for all Pre-Closing Tax Periods, over (ii) the amount of income Tax payments made on or before the Closing Date by the Company or its Subsidiaries (including estimated tax payments) that the Company and its Subsidiaries will be entitled to recover after the Closing Date from any taxing authority (as refunds, credits against current or future Tax liabilities, or otherwise) with respect to Taxes for all Pre-Closing Tax Periods, in each case
(1) taking into account any Transaction Tax Benefits and/or any carry-backs of such amounts (without duplication), (2) excluding any asset or liability related to Taxes to the extent included in the determination of the Net Working Capital Amount and (3) determined on the basis of the past practices of the Company and its Subsidiaries with respect to the treatment of each item that impacts the determination of the Pre-Closing Tax Amount. If the amount determined pursuant to the preceding formula is negative, the Pre-Closing Tax Amount shall be zero for purposes of
Article I of this Agreement.

          "Preferred Per Share Price" means, with respect to a share of Preferred, the Liquidation Value (as defined in the Company's Amended and Restated Certificate of Incorporation) of such share plus all dividends on such share that are accrued and unpaid as of the Closing Date, in each case as set forth in the Closing Payment Certificate.

          "Real Property" means the Leased Real Property and Owned Real
Property.

          "Sellers' Expenses" shall mean all fees and expenses payable to the Company's and Sellers' advisors in connection with the transactions contemplated by this Agreement, bonuses paid to current employees arising solely as a result of the transactions contemplated by this Agreement (including those under the 2005 Management Bonus Plan) and any and all federal, state and local employer payroll-related Taxes, employer 401(k) contributions, FICA, Medicare and other employer liabilities, obligations or payments attributable to the bonuses to be paid to certain employees of the Company in connection with the Closing and other related compensation, in each case to the extent unpaid as of the Closing Date and not otherwise accounted for or accrued for in the calculation of Net Working Capital; provided that, for the avoidance of doubt, in no event shall "Sellers' Expenses" be deemed to include any fees and expenses to any Person to the extent relating to Buyer's financing for the transactions contemplated hereby.

          "Subsidiary or Subsidiaries" means, with respect to any Person of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) is such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

          "Target Net Working Capital Amount" means $39,000,000.

          "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

          "Tax Return" or "Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

          "Transaction Documents" means this Agreement, the Warrant Cancellation Agreement, the Holdback Agreement and the other agreements entered into in connection with the transactions contemplated hereby.

          "Transaction Tax Benefits" means all Tax deductions, Tax refund receivables, reduction in Tax liabilities and other Tax benefits for the Company and its Subsidiaries related to the transactions contemplated hereby as may be related to the payment of any portion of Indebtedness Payoff Amount, the write-off of deferred financing costs, Sellers' Expenses, or to the cancellation of Warrants, as described under Transaction Tax Benefits set forth on Section
12.01 of the Disclosure Schedules (it being understood that the amounts set forth on Section 12.01 of the Disclosure Schedules are subject to adjustment).

     12.02 Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term                                                                Section No.
----                                                               -------------
Agreement                                                               Preamble
Audited Financial Statements                                             4.05(a)
Authorized Action                                                          10.03
Buyer                                                                   Preamble
Buyer Indemnified Parties                                                9.02(a)
Buyer's Representatives                                                     6.02
Cap                                                                      9.02(b)
Claimed MAE Update                                                       6.05(c)
Closing                                                                  1.03(a)
Closing Date                                                             1.03(a)
Closing Date Working Capital Increase Amount                             1.01(b)
Closing Payment Certificate                                              1.01(a)
Closing Statement                                                        1.04(a)
Common                                                                  Recitals
Common Warrant Cancellation Payments                                        1.05
Company                                                                 Preamble
Company Securities                                                       4.04(b)
Company Stockholders Agreement                                              1.06
Confidentiality Agreement                                                   6.02
Contest                                                              11.03(f)(i)
Deductible                                                               9.02(b)
Deficiency                                                           1.04(c)(ii)
Disclosure Schedules                                                 ARTICLE III
EB Side Letter                                                           9.02(a)
Environmental Permits                                                    4.16(b)
ERISA                                                                    4.13(a)
Escrow Agent                                                       1.03(b)(i)(C)
Estimated Cash on Hand                                                   1.01(a)
Estimated Common Purchase Price                                          1.01(b)
Estimated Net Working Capital Amount                                     1.01(a)

Estimated Sellers' Expenses                                              1.01(a)
Estimated Warrant Cancellation Payments                                  1.01(a)
Excess                                                                1.04(c)(i)
Final Adjustment Amount                                                  1.04(b)
Final Common Purchase Price                                              1.04(b)
Financial Statements                                                     4.05(a)
Fundamental Representations and Warranties                                  9.01
Guarantor                                                                  13.14
Indemnitee                                                                  9.05
Indemnification Notice                                                      9.05
Indemnitor                                                                  9.05
Independent Auditor                                                      1.04(a)
Insurance Proceeds                                                          9.06
Internal Revenue Code                                                    4.13(a)
Key Elements                                                                6.08
Latest Balance Sheet                                                     4.05(a)
Leased Real Property                                                     4.07(c)
Licenses                                                                    4.20
Losses                                                                   9.02(a)
MAE Update                                                               6.05(a)
Major Customers                                                          4.09(c)
Major Suppliers                                                          4.09(c)
Net Insurance Proceeds                                                      9.06
New Plans                                                                   7.07
Objections Statement                                                     1.04(a)
Old Plans                                                                   7.07
Olympus                                                                  2.01(l)
Owned Real Property                                                      4.07(b)
Per Item Threshold                                                       9.02(b)
Plans                                                                    4.13(a)
Pre-Closing Tax Period                                                  11.03(a)
Pre-Closing Tax Returns                                                 11.03(d)
Preferred                                                               Recitals
Preferred Warrant Cancellation Payments                                     1.05
Prior Acquisition Agreement                                                 9.06
Proceeding                                                               7.02(a)
Purchase Price True-Up Holdback                                    1.03(b)(i)(C)
Securities Act                                                              5.07
Seller(s)                                                               Preamble
Seller Group                                                               11.05
Seller Indemnified Parties                                                  9.03
Seller Representative                                                   Preamble
Seller Representative Account                                              10.05
Seller Representative Reserve                                              10.05
Shares                                                                  Recitals
Shortfall                                                           1.04(c)(iii)
Significant Contracts                                                    4.09(b)
Significant Update                                                       6.05(a)
Straddle Period                                                         11.03(b)

Survival Period                                                             9.01
the Company's knowledge                                                    13.03
Tax Benefit                                                                 9.06
Unaudited Financial Statements                                           4.05(a)
Warrants                                                                Recitals
Warrant Cancellation Agreements                                             1.05
Warrant Cancellation Payments                                               1.05

                                  ARTICLE XIII

                                  MISCELLANEOUS

     13.01 Press Releases and Communications. Prior to the Closing, no press release or public announcement related to this Agreement or the transactions contemplated herein, or any other announcement or communication to the employees, consultants, customers or suppliers of the Company or any of its Subsidiaries, shall be issued or made by any party hereto without the joint approval of Buyer and the Seller Representative, except (i) those required by law (in the reasonable opinion of counsel) in which case Buyer and the Seller Representative shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication and (ii) subject to our review and reasonable comments thereto, the Buyer or its affiliates making any filings or disclosures under the Securities Act or the Exchange Act, or under the rules and regulations of any national securities exchange on which such party's shares of capital stock are listed.

     13.02 Expenses. Each of Buyer and the Sellers shall pay all of their own expenses (including attorneys' and accountants' fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not); provided that the Sellers shall be responsible for all Sellers' Expenses not paid by the Company or Buyer at or prior to the Closing or included as a reduction to the Purchase Price. Notwithstanding the foregoing, Buyer acknowledges and agrees that (i) the Company and its Subsidiaries have incurred certain of the costs and expenses of the Sellers directly related to the transactions contemplated hereby in connection with this Agreement and the transactions contemplated hereby and (ii) to the extent not paid prior to the Closing, such costs and expenses shall be included in the Sellers' Expenses and shall be taken into account for purposes of determining the Estimated Common Purchase Price and the Final Common Purchase Price payable pursuant to Article I) (and shall be paid by the Company, its Subsidiaries or Sellers, or by Buyer on behalf of the Company or the Sellers pursuant to Section 1.03(b)(i)). Except as provided in the preceding sentence, Buyer shall not have any liability for any such costs or expenses of the Sellers or the Company and its Subsidiaries after the Closing.

     13.03 Knowledge Defined. For purposes of this Agreement, the term "the Company's knowledge" or words of similar import as used herein shall mean the actual knowledge of each of Rick Turner, Susan Baacke, Frank Cristelli, William Holcomb, Jerry Ellison, Joe Parsons, Bobby Bergey, Bob Herigot and Jim Kellogg.

     13.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one day after deposit with Federal Express or similar reputable overnight courier service or five days after being mailed by first class mail, return receipt requested. Notices, demands and communications to each Seller shall, unless another address is specified in writing, be sent to the address indicated for such Seller on Section 13.04 of the Disclosure Schedules attached hereto, and notices, demands and communications to Buyer, the Company, and the Seller Representative shall, unless another address is specified in writing, be sent to the addresses indicated below:

          Notices to Buyer, or, following the Closing, the Company:

          Gunderson Rail Services LLC
          One Centerpointe Drive
          Suite 200
          Lake Oswego, OR 97035
          Attn: Timothy A. Stuckey
          Tel: (503) 684-7000
          Fax: (503) 620-4004

          with a copy to:

          Tonkon Torp LLP
          888 SW Fifth Ave., 16th Floor
          Portland, Oregon 97204
          Attn: Sherrill A. Corbett
          Tel: (503) 802-2049
          Fax: (503) 972-3749

          Notices to the Seller Representative and, prior to Closing, the
          Company:

          c/o Olympus Growth Fund IV, L.P.
          One Station Place, 4th Floor
          Stamford, Connecticut 06902
          Attn: L. David Cardenas
          Tel: (203) 353-5900
          Fax: (203) 252-5910

          with a copy to:

          Kirkland & Ellis LLP
          200 East Randolph Drive
          Chicago, Illinois 60601
          Attn: John A Schoenfeld, P.C.
          Tel: (312) 861-1000
          Fax: (312) 861-2200

     Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above by personal delivery, messenger service, ordinary mail and/or facsimile transmission; provided, however, that no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party(ies) notice in the manner herein set forth.

     13.05 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of the Seller Representative; provided that, Buyer may assign this Agreement (a) to an Affiliate of Buyer without the consent of the Seller Representative or (b) after the Closing, in connection with a sale to a third party of all or substantially all of the assets or business of the Company and its Subsidiaries, in each case whether directly or indirectly, through purchase, acquisition, merger, consolidation, or otherwise. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than sections which are specifically for the benefit of Seller Indemnified Parties, holders of Warrants and amounts to which Sellers' Expenses are owed as set forth in Article I, Section 6.09, Section 7.02, Section
7.03 Section 7.07, Article IX, Section 11.02, Section 11.05, Section 13.02 and this Section 13.05), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.

     13.06 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     13.07 References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to "$" or "dollars" shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a "Section," "Exhibit," or "Schedule" shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

     13.08 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

     13.09 Amendment and Waiver. Any provision of this Agreement or the schedules or exhibits may be amended or waived only in a writing signed by Buyer, the Company and the Seller Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

     13.10 Specific Performance. Notwithstanding anything to the contrary herein, Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Sellers hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Furthermore, Buyer agrees that the Sellers shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the obligations of Buyer hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

     13.11 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement and the EB Side Letter) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

     13.12 Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

     13.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.13.

     13.14 Guarantee. Subject to the terms and conditions of this Agreement, The Greenbrier Companies, Inc. (the "Guarantor") will cause Buyer to perform its pre-Closing and Closing obligations under this Agreement and will cause Buyer to consummate the purchase transaction contemplated thereby and to pay the Aggregate Preferred Purchase Price and the Common Purchase Price and all other payments required to be made by Buyer under this Agreement as and to the extent required by the Agreement. Subject to the terms and conditions hereof, Guarantor waives (i) any and all defenses specifically available to a guarantor (other than non-performance of any of Seller's obligations hereunder and other than performance in full by Buyer), and (ii) any notices, including, without limitation, any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement.

     13.15 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

     13.16 Legal Representation. Each of the Sellers acknowledges and agrees that the law firm of Kirkland & Ellis LLP is representing only the Company and the Seller Representative with respect to the transactions contemplated hereby. Each Seller understands that he, she or it is strongly encouraged to retain his own attorney, account and other representatives to advise him, her or it with respect to the transactions contemplated by this Agreement and the legal, tax, accounting, financial and other impact thereon on such Seller.

                                     * * * *

          IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

                                        COMPANY:

                                        MERIDIAN RAIL HOLDINGS CORP.


                                        By: /s/ L. David Cardenas
                                            ------------------------------------
                                        Name: L. David Cardenas
                                        Title: Vice President


                                        BUYER:

                                        GUNDERSON RAIL SERVICES LLC


                                        By: /s/ William A. Furman
                                            ------------------------------------
                                        Name: William A. Furman
                                        Its: Manager


                                        SELLER REPRESENTATIVE:

                                        OLYMPUS GROWTH FUND IV, L.P.

                                        By: OGP IV, LLC
                                        Its: General Partner


                                        By: /s/ L. David Cardenas
                                            ------------------------------------
                                        Name: L. David Cardenas
                                        Its: Member


                                        GUARANTOR, solely with respect to
                                        Section 13.14:

                                        THE GREENBRIER COMPANIES, INC.


                                        By: /s/ William A. Furman
                                            ------------------------------------
                                        Name: William A. Furman
                                        Its: President, Chief Executive Officer

                   Signature Page to Stock Purchase Agreement

                                        SELLERS:

                                        OLYMPUS GROWTH FUND IV, L.P.

                                        By: OGP IV, LLC
                                        Its: General Partner


                                        By: /s/ L. David Cardenas
                                            ------------------------------------
                                        Name: L. David Cardenas
                                        Its: Member


                                        OLYMPUS EXECUTIVE FUND, L.P.

                                        By: OEF, L.P.
                                        Its: General Partner

                                        By: LJM, L.L.C.
                                        Its: General Partner


                                        By: /s/ Louis J. Mischianti
                                            ------------------------------------
                                        Name: Louis J. Mischianti
                                        Its: Member


                                        RBS Equity Corporation, in its capacity
                                        as an Equityholder of the Company and
                                        not as a Lender under the Company's
                                        Senior Credit Facility


                                        By: /s/ Ron Kantowits
                                            ------------------------------------
                                        Name: Ron Kantowits
                                        Its: Managing Director


                                        OCM Mezzanine Fund, L.P.

                                        By: Oaktree Capital Management LLC
                                        Its: General Partner


                                        By: /s/ William Casperson
                                            ------------------------------------
                                        Name: William Casperson
                                        Its: Managing Director


                                        By: /s/ Raj Makam
                                            ------------------------------------
                                        Name: Raj Makam
                                        Its: Managing Director

                   Signature Page to Stock Purchase Agreement

                                        CIT Lending Services Corporation


                                        By: /s/ Michael Graham
                                            ------------------------------------
                                        Name: Michael Graham
                                        Its: Vice President


                                        K&E Investment Partners,
                                        L.P. - 2004-B DIF

                                        By: K&E Investment Management, LLC
                                        Its: General Partner


                                        By: /s/ Jack Levin
                                            ------------------------------------
                                        Its: Manager


                                        By: /s/ Rick Turner
                                            ------------------------------------
                                            Rick Turner


                                        By: /s/ Frank Cristelli
                                            ------------------------------------
                                            Frank Cristelli


                                        By: /s/ William Holcomb
                                            ------------------------------------
                                            William Holcomb


                                        By: /s/ Susan Baacke
                                            ------------------------------------
                                            Susan Baacke


                                        By: /s/ Jerry Ellison
                                            ------------------------------------
                                            Jerry Ellison


                                        By: /s/ Colby Keener
                                            ------------------------------------
                                            Colby Keener

                   Signature Page to Stock Purchase Agreement